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EXHIBIT 4.2

REDUCING REVOLVING LOAN AGREEMENT

Dated as of September 18, 2001

among

GREEN VALLEY RANCH GAMING, LLC

The Lenders, Documentation Agent and Co-Agents herein named

and

BANK OF AMERICA, N.A.,
as Administrative Agent

BANC OF AMERICA SECURITIES, LLC,
Lead Arranger and Sole Book Manager

–i–

4.4	Subsidiaries	38
4.5	Financial Statements	38
4.6	No Other Liabilities; No Material Adverse Changes	38
4.7	Title to Property	38
4.8	Intangible Assets	38
4.9	Public Utility Holding Company Act	38
4.10	Litigation	38
4.11	Binding Obligations	39
4.12	No Default	39
4.13	ERISA	39
4.14	Regulation U; Investment Company Act	39
4.15	Disclosure	39
4.16	Tax Liability	39
4.17	Projections	40
4.18	Hazardous Materials	40
4.19	Gaming Laws	40
4.20	Security Interests	40
4.21	Status of the Project	40
Article 5	AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)	41
5.1	Payment of Taxes and Other Potential Liens	41
5.2	Preservation of Existence	41
5.3	Maintenance of Properties	41
5.4	Maintenance of Insurance	41
5.5	Compliance With Laws	41
5.6	Inspection Rights	41
5.7	Keeping of Records and Books of Account	42
5.8	Compliance With Agreements	42
5.9	Use of Proceeds	42
5.10	New Subsidiaries	42
5.11	Hazardous Materials Laws	42
5.12	Gaming Licenses	42
5.13	Land Use Revision Documents	42
Article 6	NEGATIVE COVENANTS	44
6.1	Payment of Subordinated Obligations	44
6.2	Disposition of Property	44
6.3	Mergers	44
6.4	Hostile Acquisitions	44
6.5	Distributions	44
6.6	ERISA	45
6.7	Change in Nature of Business	45
6.8	Liens and Negative Pledges	45
6.9	Indebtedness and Guaranty Obligations	46
6.10	Transactions with Affiliates	47
6.11	Fixed Charge Coverage Ratio	47
6.12	Leverage Ratio	47
6.13	Capital Expenditures	47
6.14	Investments	47

–ii–

6.15	Acquisitions	48
6.16	Operating Leases (Lessee)	48
6.17	Operating Leases (Lessor)	48
6.18	Management Fees	48
6.19	Amendments to Constituent Documents	48
6.20	Prepayments	48
6.21	Synthetic Leases	48
Article 7	CONSTRUCTION PERIOD COVENANTS	49
7.1	Construction of Project	49
7.2	Amendments to Plans and Budgets	49
7.3	Timetable	49
7.4	Construction Requirements	49
7.5	Construction Services Group	49
7.6	Notice of Changes	49
7.7	Construction Progress Reports	49
7.8	Construction Information	49
7.9	Construction, Permits, Licenses and Approvals	49
7.10	Purchase of Materials	50
7.11	Purchase of Offsite Materials	50
7.12	Site Visits	50
7.13	Protection Against Lien Claims	50
7.14	Completion Certificates	50
7.15	Completion Survey	50
Article 8	INFORMATION AND REPORTING REQUIREMENTS	50
8.1	Financial and Business Information	50
8.2	Compliance Certificates	53
Article 9	CONDITIONS	53
9.1	Conditions to Closing	53
9.2	Any Advance	56
Article 10	EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT	57
10.1	Events of Default	57
10.2	Remedies Upon Event of Default	59
Article 11	THE ADMINISTRATIVE AGENT	62
11.1	Appointment and Authorization	62
11.2	Administrative Agent and Affiliates	62
11.3	Proportionate Interest in any Collateral	62
11.4	Lenders' Credit Decisions	62
11.5	Action by Administrative Agent	63
11.6	Liability of Administrative Agent	63
11.7	Indemnification	64
11.8	Successor Administrative Agent	65
11.9	Foreclosure on Collateral	65
11.10	Subordination, Non-Disturbance and Attornment Agreements	65
11.11	No Obligations of Borrower	65

–iii–

Article 12	MISCELLANEOUS	66
12.1	Cumulative Remedies; No Waiver	66
12.2	Amendments; Consents	66
12.3	Costs, Expenses and Taxes	67
12.4	Nature of Lenders' Obligations	68
12.5	Survival of Representations and Warranties	68
12.6	Notices	68
12.7	Execution of Loan Documents	68
12.8	Binding Effect; Assignment	68
12.9	Right of Setoff	70
12.10	Sharing of Setoffs	71
12.11	Indemnity by Borrower	71
12.12	Nonliability of the Lenders	72
12.13	No Third Parties Benefitted	73
12.14	Confidentiality	73
12.15	Further Assurances	73
12.16	Integration	73
12.17	Governing Law	74
12.18	Severability of Provisions	74
12.19	Headings	74
12.20	Time of the Essence	74
12.21	Foreign Lenders and Participants	74
12.22	Hazardous Material Indemnity	75
12.23	Gaming Compliance	75
12.24	Waiver of Right to Trial by Jury	76
12.25	Purported Oral Amendments	76

Exhibits
A—	Assignment Agreement
B—	Compliance Certificate
C-1	Revolving Note
C-2	Term Note
D—	Pricing Certificate
E—	Request for Letter of Credit
F—	Request for Loan
G—	Subordination, Non-Disturbance and Attornment Agreement
H—	Partial Site Plan

Schedules
1.1	The Greenspuns
1.2	The Land Use Revision Documents
4.3	Governmental Approvals
4.7	Existing Liens, Negative Pledges and Rights of Others
4.8	Trademarks and Trade Names
4.10	Material Litigation
4.18	Hazardous Materials Matters
6.9	Existing Indebtedness
6.14	Investments

–iv–

REDUCING REVOLVING LOAN AGREEMENT

Dated as of September 18, 2001

    This REDUCING REVOLVING LOAN AGREEMENT is entered into by and among Green Valley Ranch Gaming, LLC, a Nevada limited liability company (together with its successors and permitted assigns, the "Borrower"), Bankers Trust Company and The Bank of Scotland, as Co-Agents and Lehman Commercial Paper Inc., as Documentation Agent, each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 12.8 (collectively, the "Lenders" and individually, a "Lender"), and Bank of America, N.A., as Administrative Agent. While not a party hereto, Banc of America Securities, LLC has served as the Lead Arranger and sole book manager for the credit facilities described herein.

    In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

DEFINITIONS AND ACCOUNTING TERMS

    1.1  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

      "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division thereof constituting an ongoing business, whether through a purchase of capital stock or assets, a merger or otherwise.

      "Administrative Agent" means Bank of America, N.A., when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

      "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

      "Advance" means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Base Rate Advance and Eurodollar Rate Advance.

      "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

      "Aggregate Effective Amount" means (a) as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (i) the aggregate effective face amounts of all such Letters of Credit not then paid by the Issuing Lender plus(ii) the aggregate amounts paid by the Issuing Lender and neither repaid by Borrower pursuant to Section 2.4(d) nor the subject of Advances made pursuant to Sections 2.4(e) and 2.4(f).

      "Agreement" means this Reducing Revolving Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

      "Amphitheater Area Improvements" means all of the improvements, including without limitation, landscaping, to be constructed within the area designated as the "Amphitheater Area" on Exhibit H.

      "Annualized EBITDAM" means, as of the last day of each Fiscal Quarter, EBITDAM for the four Fiscal Quarter period then ended, provided that for each of the first three full Fiscal Quarters following the Completion Date, EBITDAM for the period then ending since the Completion Date shall be annualized on a straight line basis (it being understood that EBITDAM for the Fiscal Quarter in which the Completion Date occurs will not be annualized in this manner).

      "Architect" means The Friedmutter Group or another architect selected by Borrower and approved by the Administrative Agent (which approval shall not be unreasonably withheld).

      "Architect Contracts" means the contract between the Architect and Borrower dated as of February 2, 2000 and any other contract between the Architect and Borrower approved by the Administrative Agent relating to the design and construction of the Project and the preparation of the Construction Plans, together with all amendments thereto.

      "Architect's Certificate and Consent" means a written certificate and consent executed by the Architect in a form acceptable to the Administrative Agent.

      "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit A.

      "Base Rate" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus 1/2 of 1%.

      "Base Rate Advance" means an Advance made under Section 2.1(a) and specified to be an Base Rate Advance in accordance with Article 2.

      "Base Rate Loan" means a Loan made hereunder and specified to be an Base Rate Loan in accordance with Article 2.

      "Base Rate Margin" means (a) during the initial Pricing Period, 175 basis points, and (b) for each subsequent Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Pricing Level for that Pricing Period.

Pricing Level	Margin
I	50.00
II	75.00
III	100.00
IV	150.00

      "Borrower" has the meaning set forth in the preamble to this Agreement.

      "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California, Nevada or New York.

      "Capital Expenditure" means any expenditure that is treated as a capital expenditure under Generally Accepted Accounting Principles, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation and including interest required by Generally Accepted Accounting Principles to be capitalized with respect to such an expenditure.

      "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

      "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

      "Cash Equity Contributions" means contributions made by one or both of the Members to the equity capital of Borrower that (a) are made in the form of Cash or Cash Equivalents, (b) do not bear any specified or determinable dividend rate (other than dividends payable in kind) and (c) are not redeemable prior to the date that is one year after the Maturity Date.

      "Cash Equivalents" means, when used in connection with any Person, that Person's Investments in:

      (a) Government Securities due within one year after the date of the making of the Investment;

      (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year from the making of the Investment;

      (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

      (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

      (e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

      (f)  readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year after the date of the making of the Investment;

      (g) "money market preferred stock" issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed $15,000,000; and

      (h) a readily redeemable "money market mutual fund" sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.).

      "CC&R's" means the Declaration of Covenants, Conditions and Restrictions of Green Valley Ranch Commercial dated September 18, 2001 recorded on or about September 21, 2001 with respect to the Project site and surrounding real property.

      "Certificate" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

      "Change in Control" means the occurrence of any of (a) a Station Change of Control, (b) at such times as the Make-Well Agreement is in effect, a Greenspun Change of Control, or (c) the failure of Station beneficially to own, directly or indirectly, fifty percent or more of the membership interests in Borrower, provided that the reduction of Station's ownership interests therein pursuant to the terms of the Operating Agreement to a share which is not less than 45% of the outstanding membership interests shall not constitute a "Change in Control."

      "Closing Date" means the time and Business Day on which the conditions set forth in Section 9.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

      "Co-Agents" means, collectively, Bankers Trust Company and The Bank of Scotland. The capacity of the Co-Agents is purely titular in nature, and the Co-Agents shall have no rights, duties, liabilities, obligations or responsibilities under the Loan Documents beyond those of a Lender.

      "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

      "Collateral" means all of the collateral covered by the Collateral Documents.

      "Collateral Documents" means, collectively, the Security Agreement, the Deed of Trust, the Member Pledge Agreement, the Greenspun Pledge Agreement, and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Borrower or any of its Subsidiaries to secure the Obligations.

      "Commercial Letter of Credit" means each Letter of Credit issued to support the purchase of goods by Borrower which is determined to be a commercial letter of credit by the Issuing Lender.

      "Commitments" means, the Revolving Commitment and the Term Commitment.

      "Commitment Fee Rate" means (a) for the initial Pricing Period 62.5 basis points per annum, and (b) for each subsequent Pricing Period, the rate set forth below (expressed in basis points per annum) opposite the Pricing Level for that Pricing Period:

Pricing Level	Commitment Fee
I	37.50
II	50.00
III	50.00
IV	50.00

      "Completion Date" means the date upon which the Project is legally open for business to the general public and gaming patrons with (a) at least 95% of the hotel rooms provided for in the Construction Plans ready for occupancy, (b) at least 95% of contemplated gaming units (including table games and slot machines) in operation and ready for gaming and (c) substantially all other amenities of the Project substantially complete provided that the completion of the Post Completion Improvements shall not be required for the Completion Date to occur.

      "Completion Guaranty" means the completion guaranty to be executed and delivered by the Members and Station on the Closing Date on a joint and several basis, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

      "Construction Budget" means the itemized schedule delivered by Borrower to the Administrative Agent on or before the Closing Date setting forth on a line item basis, to the reasonable satisfaction of the Administrative Agent and the Lenders, all of the anticipated costs (including financing expenses and Pre-Opening Expenses) of construction of the Project and the acquisition of all related equipment and fixtures.

      "Construction Contracts" means that certain Contract for Construction dated April 10, 2000 between Borrower and the Contractor and any other contract between the Contractor and Borrower relating to the construction of the Project (subject to Article 7), together with all amendments thereto.

      "Construction Period" means the period commencing on the Closing Date and ending on the Completion Date.

      "Construction Plans" means all drawings, plans and specifications relating to the Project prepared by or for Borrower, as the same may be amended or supplemented from time to time, and, if required, submitted to and approved by the Clark County Building Department, all of which plans and specifications describe and set forth the plans and specifications for the construction of the Project and the labor and materials necessary for the construction thereof.

      "Construction Timetable" means the detailed timetable for the construction of the Project in accordance with the Construction Plans and Construction Budget.

      "Contractor" means Perini Building Company and/or any other replacement general contractor selected by Borrower and approved by the Administrative Agent (which approval shall not be unreasonably withheld).

      "Contractor's Certificate and Consent" means a written certificate and consent executed by the Contractor in a form acceptable to the Administrative Agent.

      "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

      "CSG" means a construction management service designated by the Administrative Agent and reasonably acceptable to Borrower.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

      "Deed of Trust" means the deed of trust to be executed and delivered by Borrower covering the Project Property on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 10.1, or both, would be an Event of Default.

      "Default Rate" means the interest rate prescribed in Section 3.9.

      "Designated Deposit Account" means a deposit account to be maintained by Borrower with Bank of America, N.A. or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

      "Designated Eurodollar Market" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in both the London and Cayman Islands Eurodollar Markets are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that neither the London nor the Cayman Islands Eurodollar Market represents at the relevant time the effective pricing to the Lenders for deposits of Dollars in such Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower and the Requisite Lenders.

      "Disposition" means the voluntary sale, transfer or other disposition of any asset of Borrower other than (a) Cash, Cash Equivalents, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrower and (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower, or where Borrower determines in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower.

      "Disqualified Equity Interest" means any membership interest, warrants, options or other rights to acquire a membership interest (but excluding any debt security which is convertible, or exchangeable, for a membership interest), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided that the aforementioned interests shall not be a Disqualified Equity Interest if they are redeemable prior to the Maturity Date only if the executive committee of Borrower determines in its judgment that as a result of a holder or beneficial owner owning such interests (a) Borrower has lost or may lose any license or franchise from any Gaming Board held by Borrower or any Subsidiary of Borrower necessary to conduct any portion of the business of Borrower or (b) any

  Gaming Board has taken or may take action to materially restrict or impair the operations of Borrower, which license, franchise or action is conditioned upon some or all of the holders or beneficial owners of such interests being licensed or found qualified or suitable to own such interests.

      "Distribution" means, with respect to any shares of capital stock or any membership interest or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

      "Documentation Agent" means Lehman Commercial Paper, Inc. The capacity of the Documentation Agent is purely titular in nature, and the Documentation Agent shall have no rights, duties, liabilities, obligations or responsibilities under the Loan Documents beyond those of a Lender.

      "Dollars" or "$" means United States dollars.

      "EBITDAM" means, with respect to any fiscal period, the sum of (a) the Net Income for that period, plus(b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense for that period, plus (e) to the extent deducted in determining Net Income, the aggregate amount of Member Tax Distributions paid by Borrower and its Subsidiaries during that period, plus (f) depreciation, amortization and all other non-cash expenses of Borrower and its Subsidiaries for that period, plus (g) Management Fees paid by Borrower and its Subsidiaries during that period, plus (h) Pre-Opening Expenses of Borrower and its Subsidiaries for that period, in each case as determined in accordance with Generally Accepted Accounting Principles.

      "Eligible Assignee" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that (I) each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.21 and (II) to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, approved by, or not disapproved or found unsuitable by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards.

      "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

      "ERISA Affiliate" means each Person (whether or not incorporated) which is required to be aggregated with Borrower pursuant to Section 414 of the Code.

      "Eurodollar Business Day" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

      "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

      "Eurodollar Margin" means (a) for the initial Pricing Period, 300 basis points, and (b) for each subsequent Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Pricing Level for that Pricing Period:

Pricing Level	Margin
I	175.00
II	200.00
III	225.00
IV	250.00

      "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

      "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

      "Eurodollar Period" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

      (a) The first day of any Eurodollar Period shall be a Eurodollar Business Day;

      (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day;

      (c) Borrower may not specify a Eurodollar Period that extends beyond the next Reduction Date unless the aggregate principal amount of the Loans having a Eurodollar Period ending after such Reduction Date is less than the aggregate Commitments (after giving effect to any reduction thereto scheduled to be made on such Reduction Date pursuant to Section 2.6); and

      (d) No Eurodollar Period shall extend beyond the Maturity Date.

      "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/100 of 1%) at which deposits in Dollars are offered by Bank of America, N.A. to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two Eurodollar Business Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance made by the Eurodollar Reference Lender with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period.

      "Eurodollar Rate Advance" means an Advance made under Section 2.1(a) and specified to be a Eurodollar Rate Advance in accordance with Article 2.

      "Eurodollar Rate Loan" means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with Article 2.

      "Event of Default" shall have the meaning provided in Section 10.1.

      "Excess Cash Flow" means, for each Fiscal Year ending after the Completion Date and ending after December 31, 2001, EBITDAM for that Fiscal Year minus the sum of (a) all scheduled principal payments and pro forma Interest Expense for the succeeding Fiscal Year with respect to all then outstanding Indebtedness, based upon the principal amount of such Indebtedness outstanding on December 31 of that Fiscal Year and the interest rates then applicable to such Indebtedness, (b) Capital Expenditures of Borrower and its Subsidiaries made during that Fiscal Year in accordance with Section 6.13 (other than any Capital Expenditures made pursuant to Section 6.13(a)), (c) Management Fees paid by Borrower and its Subsidiaries in Cash during such Fiscal Year in accordance with Section 6.19, and (d) Member Tax Distributions paid by Borrower and its Subsidiaries during that Fiscal Year in accordance with Section 6.5.

      "Existing Equity Holders" means Frank J. Fertitta, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson and Scott M. Nielson and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

      "Federal Funds Rate" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

      "FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as it may be amended from time to time.

      "Fiscal Quarter" means the fiscal quarter of Borrower ending on each March 31, June 30, September 30 and December 31.

      "Fiscal Year" means the fiscal year of Borrower ending on each December 31.

      "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) Annualized EBITDAM determined as of such date, plus (ii) payments made under the Make-Well Agreement during the period for which Annualized EBITDAM has been calculated, to (b) the sum of (i) scheduled principal payments and pro forma Interest Expense for the four succeeding Fiscal Quarters with respect to all then outstanding Indebtedness of the Borrower and its Subsidiaries, based upon the then outstanding principal amounts of such Indebtedness and the interest rates then applicable to such Indebtedness, plus (ii) Maintenance Capital Expenditures of Borrower and its Subsidiaries for the fiscal period used in determining Annualized EBITDAM above, plus (iii) Management Fees paid by Borrower and its Subsidiaries during the same fiscal period, plus (iv) Distributions (including Member Tax Distributions) paid by Borrower and its Subsidiaries during the same fiscal period.

      "Gaming Board" means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board and (c) any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower within its jurisdiction.

      "Gaming Laws" means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower within its jurisdiction, including, without limitation, the Nevada State Gaming Control Act, codified as Nevada Revised Statutes Chapter 463 and the regulations promulgated thereunder..

      "GCR Gaming" means GCR Gaming, LLC, a Nevada limited liability company, and a Member of Borrower.

      "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

      "Government Securities" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

      "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including any Gaming Board), or (c) any court or administrative tribunal of competent jurisdiction.

      "Greenspuns" means the Persons described on Schedule 1.1, who collectively are the owners of 100% of the equity membership interests in GCR Gaming, and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing.

      "Greenspun Change of Control" means the failure of the Greenspuns to own, directly or indirectly, beneficial ownership of at least a majority of the interests in GCR Gaming.

      "Greenspun Pledge Agreement" means the pledge agreement to be executed and delivered by GCR Gaming Guarantor, LLC in support of the obligations of the Members under the Completion Guaranty and Make-Well Agreement to be executed and delivered by the Greenspuns on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Green Valley Ranch" means the approximately 1311 acre area described in the Land Use Revision Documents, of which the Project Property is a part.

      "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected in the consolidated balance sheet of Borrower.

      "GV Ranch Station" means GV Ranch Station, Inc., a Nevada corporation, and a Member of Borrower.

      "Hazardous Materials" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

      "Hazardous Materials Laws" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

      "Indebtedness" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) the portion of Capital Lease Obligations of such Person required by Generally Accepted Accounting Principles to be shown on a balance sheet of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, and (f) the net amount of any obligations of such Person under Swap Agreements, provided that in no event shall the obligations of a Person under an operating lease (as such term is defined under Generally Accepted Accounting Principles) or any Synthetic Lease be deemed Indebtedness of that Person.

      "Indemnity Agreement" means that certain Land Use Indemnity Agreement of even date herewith executed by Station Casinos, Inc., American Nevada Corporation, a Nevada corporation, Parcel 37/47, LLC, a Nevada limited liability company, GCR Gaming, LLC, a Nevada limited liability company, GV Ranch Station, Inc., a Nevada corporation, GCR Gaming Guarantor, LLC, a Nevada limited liability company and GCR Gaming Guarantor II, LLC, a Nevada limited liability company in favor of the Administrative Agent and the Lenders.

      "Intangible Assets" means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, copyrights, trade names, trademarks and patents.

      "Interest Differential" means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period and with respect to any failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in any Request for Loan, (a) the Eurodollar Rate payable (or, with respect to a failure to borrow, the Eurodollar Rate which would have been payable) with respect to the Eurodollar Rate Loan minus (b) the Eurodollar Rate on, or as near as practicable to the date of the prepayment or failure to borrow for a Eurodollar Rate Loan with an Interest Period commencing on such date and ending on the last day of the Interest Period of the Eurodollar Rate Loan so prepaid or which would have been borrowed on such date.

      "Interest Expense" means, with respect to any Person and as of the last day of any fiscal period, the sum without duplication of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

      "Interest Period" means, with respect to any Eurodollar Rate Loan, the related Eurodollar Period.

      "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or Cash Equivalents or has been converted into Cash or Cash Equivalents or has resulted in a cancellation or forgiveness of Indebtedness payable in Cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment. An Investment in a Person consisting of the guaranty of an obligation of such Person shall not be deemed outstanding following the termination or expiration of such guaranty. Swap Agreements shall not be deemed Investments.

      "Issuing Lender" means Bank of America, N.A.

      "Land Use Revision Documents" means the documents described on Schedule 1.2.

      "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

      "Lead Arranger" means Banc of America Securities LLC.

      "Lender" has the meaning set forth in the preamble to this Agreement.

      "Letters of Credit" means any of the letters of credit issued by the Issuing Lender as either a Commercial Letter of Credit or a Standby Letter of Credit under the Revolving Commitment pursuant to Section 2.4 either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

      "Leverage Ratio" means, as of the last day of any Fiscal Quarter ending after the Completion Date, the ratio of (a) the sum (without duplication) of (i) all Indebtedness of Borrower and its Subsidiaries on that date plus (ii) all Guaranty Obligations of Borrower and its Subsidiaries on that date to (b) the sum (without duplication) of (i) Annualized EBITDAM determined as of that date, plus (ii) the amount of all payments made under the Make-Well Agreement during the period for which Annualized EBITDAM is calculated.

      "License Revocation" means (a) the revocation, involuntary failure to renew or suspension of any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower, (b) the appointment by any Gaming Board of a receiver, supervisor or similar official with respect to any such gaming facility or (c) the involuntary closure of any such casino or gaming facility pursuant to an order of any Gaming Board.

      "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any currently effective agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or currently effective agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

      "Loan" means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.

      "Loan Documents" means, collectively, this Agreement, the Notes, the Completion Guaranty, the Make-Well Agreement, the Subsidiary Guaranty, the Letters of Credit, the Collateral Documents, any Secured Swap Agreement, the Member Subordination Agreement, the Swing Line Note and any other agreements of any type or nature hereafter executed and delivered by Borrower, the Subsidiaries of Borrower, the Members, or any Affiliate of the Members to the Administrative Agent, any Lender or the Swing Line Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

      "Maintenance Capital Expenditure" means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the Project, excluding any Capital Expenditures which materially adds to or further improves the Project.

      "Make-Well Agreement" means the make-well agreement to be executed and delivered by the Members and Station on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Management Fee" means any fee paid or payable to any Person for management, auditing, administrative or other similar services provided to Borrower, however determined.

      "Manager" means GV Ranch Station, Inc., a Nevada corporation.

      "Margin Stock" means "margin stock" as such term is defined in Regulation U.

      "Material Adverse Effect" means any set of circumstances or events which (a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Administrative Agent, any Lender or any Affiliate of any Lender), (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrower or (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrower to perform the Obligations.

      "Maturity Date" means the earlier of (a) December 31, 2006 or (b) the fifth anniversary of the Completion Date.

      "Member Pledge Agreements" means the pledge agreements to be executed and delivered by each of the Members on the Closing Date, either as originally executed or as they may from time to time be supplemented, modified, amended, extended or supplanted.

      "Member Pledged Collateral" means the membership interests in Borrower held by each of the Members.

      "Member Subordination Agreement" means the subordination agreement executed by each of the Members on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Member Tax Distributions" means Distributions by Borrower to its Members for the payment of federal and state income taxes as permitted under Section 6.5(b).

      "Members" means, collectively, GCR Gaming and GV Ranch Station.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

      "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.8 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

      "Net Cash Proceeds" means, with respect to a Disposition, (a) the Cash proceeds of such Disposition received by Borrower net of (i) the expenses incurred by Borrower in connection therewith, (ii) the amount of any Indebtedness secured by a Lien on the Property which is the subject thereof which Borrower is required to discharge and (iii) the reasonably estimated income, capital gains and other taxes payable by Borrower in connection therewith and (b) all Cash proceeds and collections of Cash received by Borrower with respect to any promissory note or non-Cash Property received by Borrower upon such Disposition.

      "Net Income" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

      "Notes" means the Revolving Notes and the Term Notes.

      "Obligations" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

      "Operating Agreement" means the Operating Agreement dated as of March 10, 2000 among the Members, as amended by a First Amendment to Operating Agreement dated as of September 17, 2001, as the same may be further amended from time to time in accordance with Section 6.19.

      "Opinions of Counsel" means the favorable written legal opinions issued to the Administrative Agent and the Lenders on the Closing Date of (a) Milbank, Tweed, Hadley & McCloy LLP, special counsel to Borrower, and (b) Schreck Brignone Godfrey, special Nevada counsel to Borrower, together with copies of all factual certificates delivered to such counsel in connection with their opinions.

      "Party" means any Person other than the Administrative Agent, the Lenders, any Affiliate of any Lender and the trustee under the Deed of Trust, which now or hereafter is a party to any of the Loan Documents (other than Persons which are party only to the Member Subordination Agreement or the Letters of Credit).

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

      "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other thana Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its ERISA Affiliates or to which Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute.

      "Permitted Encumbrances" means:

      (a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material Property is subject to a material impending risk of loss or forfeiture;

      (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material Property is subject to a material impending risk of loss or forfeiture;

      (c) minor defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

      (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

      (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

      (f)  rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

      (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

      (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

      (i)  statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material Property is subject to a material impending risk of loss or forfeiture;

      (j)  the CC&R's and any other covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

      (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

      (l)  Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

      (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

      (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

      (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

      (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower;

      (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

      (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that such Lien is junior to the Lien of the Collateral Documents, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture; and

      (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held.

      "Permitted Financing" means one or more Capital Lease Obligations, Synthetic Leases, purchase money financings or other financing or leasing arrangements, in each case involving Indebtedness (or relating to Property having a value) which in an aggregate are not in excess of $35,000,000.

      "Permitted Right of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

      "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture or Governmental Agency.

      "Post Completion Improvements" means, collectively, the Amphitheater Area Improvements, any portion of the "Pool Building" designated on Exhibit H, the traffic signals of the intersections of (a) Green Valley Parkway and Road Section 2A shown on Exhibit to the Operating Agreement and (b) Paseo Verde Parkway and Village Park Drive, the "Central Amenity" described in Exhibit D of the Operating Agreement and any landscaping not located on the Resort Property.

      "Pre-Closing Construction Advances" means advances made by the Members and their Affiliates to the Borrower prior to the Closing Date to finance interim construction expenses associated with the Project in an aggregate principal amount not to exceed $70,125,755, whether characterized as capital contributions or loans, but in any event excluding (a) contribution by GCR Gaming of the land comprising the Project Property and $25,500,000 in cash, and (b) contribution by GV Ranch Station of $50,000,000 in cash.

      "Pre-Opening Expenses" means, with respect to any fiscal period, the amount of expenses (other than Interest Expense) classified as "pre-opening expenses" on the applicable consolidated financial statements of Borrower and its Subsidiaries for such period, prepared in accordance with Generally Accepted Accounting Principles consistently applied.

      "Pricing Certificate" means a certificate in the form of Exhibit D, properly completed and signed by a Senior Officer.

      "Pricing Level" means, for each Pricing Period, the pricing level set forth below opposite the Pricing Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Pricing Ratio
I	Less than 2.50 to 1.00
II	Equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00
III	Equal to or greater than 3.00 to 1.00 but less than 3.50 to 1.00
IV	Equal to or greater than 3.50 to 1.00

  provided that (a) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Pricing Level for that Pricing Period shall be Pricing Level IV, and (b) if any Pricing Certificate is subsequently determined to be in error, then the resulting change in the Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period.

      "Pricing Period" means, (a) the period beginning on the Closing Date and ending on the first February 15, May 15, August 15 or November 15 which occurs following the Completion Date, and

  (b) each subsequent consecutive period of three months commencing on each February 16, May 16, August 16 and November 16.

      "Pricing Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) all Indebtedness of Borrower and its Subsidiaries on that date plus (without duplication) (ii) all Guaranty Obligations of Borrower and its Subsidiaries on that date minus (iii) the lesser of the maximum stated potential liability of the Greenspuns under the Make-Well Agreement and two thirds of the aggregate fair market value on that date of all marketable securities pledged to the Administrative Agent pursuant to the Greenspun Pledge Agreement to (b) Annualized EBITDAM determined as of that date.

      "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America, N.A. as its "prime rate." The prime rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.'s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Project" means the casino/hotel known as the "Station Casino at Green Valley Ranch" to be constructed on the Project Property, consisting generally of the infrastructure improvements to the Project Property and the adjacent property contemplated by the Construction Budget, a hotel tower and casino, specialty retail shops, restaurants, theatres and an approximate 1,500 space parking facility.

      "Project Property" means the real property located in Henderson, Nevada on which the Project is to be constructed and all existing and future improvements thereto and all related appurtenances.

      "Pro Rata Share" means, as of each date of determination, and with respect to each Lender, the percentage of the Commitments held by that Lender as of that date.

      "Projections" means the financial projections attached hereto as Schedule 4.17.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Quarterly Payment Date" means each June 30, September 30, December 31 and March 31.

      "Real Property" means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower.

      "Reduction Amount" means, subject to the last sentence of Section 2.7, as to each Reduction Date, the amount set forth below opposite that Reduction Date:

Reduction Date	Amounts
The initial Reduction Date and each of the immediately succeeding seven Reduction Dates	$4,500,000
The ninth, tenth, eleventh and twelfth Reduction Dates	$5,500,000
Each subsequent Reduction Rate	$7,000,000

      "Reduction Date" means the earlier of (a) June 30, 2002 or (b) the first Quarterly Payment Date that is at least six months following the Completion Date, and each Quarterly Payment Date thereafter.

      "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

      "Regulation U" means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

      "Request for Letter of Credit" means a written request for a Letter of Credit substantially in the form of Exhibit E, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

      "Request for Loan" means a written request for a Loan substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

      "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

      "Requisite Lenders" means (a) as of any date of determination if the Commitments are then in effect, Lenders having in the aggregate 51% or more of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been terminated and there is then any Indebtedness evidenced by the Notes, Lenders holding Notes evidencing in the aggregate 51% or more of the aggregate Indebtedness then evidenced by the Notes.

      "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer or member of such Person, general partner of such Person, corporate officer or member of a corporate general partner of such Person, or corporate officer or member of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any of its Subsidiaries as having been authorized by all necessary corporate partnership and/or other action on the part of Borrower or such Subsidiary; provided that such Responsible Official has been designated as a Responsible Official for purposes of this Agreement in a written notice signed by a Senior Officer and delivered to the Administrative Agent, which notice has not been canceled or superseded.

      "Revolving Commitment" means subject to Sections 2.5, 2.6, 2.7 and 2.8, $90,000,000.

      "Revolving Notes" means any of the promissory notes made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

      "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a lease or a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

      "Secured Swap Agreement" means a Swap Agreement between Borrower and a Lender (or an Affiliate of a Lender) that is secured by a Lien on the Collateral that complies with the applicable provisions of Section 11.3.

      "Security Agreement" means the security agreement executed and delivered by Borrower and each of its Subsidiaries on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Senior Officer" means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) any senior vice president, (e) the chief financial officer, (f) the treasurer, or (g) the secretary, in each case of Borrower or the Manager.

      "Special Eurodollar Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

      "Standby Letter of Credit" means each Letter of Credit that is not a Commercial Letter of Credit.

      "Standby Letter of Credit Fee" means, as of any date of determination, the per annum Eurodollar Margin then in effect.

      "Station" means Station Casinos, Inc., a Nevada corporation, and the owner of 100% of the equity securities of the Manager.

      "Station Change of Control" means an event or series of events by which (i) Station sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of Station and its Subsidiaries to any person, corporation, entity or group, (ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under such Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Voting Stock as is "beneficially owned" by such "person," (iii) Station consolidates with or merges into another corporation, or any corporation consolidates with or merges into Station, in either event pursuant to a transaction in which the outstanding Voting Stock is changed into or exchanged for cash, securities or other property, other than any such transactions between Station and its wholly-owned Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Voting Stock as is "beneficially owned" by such "person" or (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted Station's board of directors (together with any new or replacement directors whose election by Station's board of directors, or whose nomination for election by Station's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

      "Subordinated Obligations" means (a) all obligations of Borrower or any of its Subsidiaries to make payments of Management Fees or other amounts under the Management Agreement to the Manager or any Affiliate thereof, (b) any other obligation of Borrower or any of its Subsidiaries to any Member or any Affiliate thereof (other than Member Tax Distributions), and (c) any obligation of Borrower or any of its Subsidiaries to any other Person that is subordinated by its terms in right of payment to the Obligations or to all Indebtedness of Borrower or such Subsidiary, in a manner which is acceptable to the Requisite Lenders in their sole discretion and the terms of which, including without limitation the representations, warranties, covenants, defaults, tenor and pricing, are reasonably acceptable to the Requisite Lenders.

      "Subordination, Non-Disturbance and Attornment Agreements" means subordination, non-disturbance and attornment agreements entered into by the Administrative Agent at the request of Borrower with commercial tenants on the Real Property, substantially in the form of Exhibit G but with such changes thereto as may be agreed upon by the Administrative Agent in its discretion.

      "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

      "Subsidiary Guaranty" means the continuing guaranty of the Obligations to be executed and delivered by each Subsidiary of Borrower in accordance with Section 5.10, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Swap Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

      "Swing Line" means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.10.

      "Swing Line Lender" means Bank of America, N.A., acting through its Las Vegas Commercial Banking Division.

      "Swing Line Loans" means loans made by the Swing Line Lender to Borrower pursuant to Section 2.10.

      "Swing Line Note" means the promissory note executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

      "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

      "Synthetic Lease" means, as to any Person, any obligation of such Person which is classified as an operating lease under Generally Accepted Accounting Principles but which is treated under applicable Law as a financing arrangement secured by a Lien on the assets subject to such arrangement.

      "Term Commitment" means subject to Sections 2.5, 2.6, 2.7 and 2.8, $75,000,000.

      "Term Notes" means any of the promissory notes made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Term Commitment, substantially in the form of Exhibit C-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

      "Title Company" means Chicago Title Company, acting through its representative, Nevada Title Insurance Company, or such other title insurance company as is reasonably acceptable to the Administrative Agent.

      "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

      "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

      "Voting Stock" means, as to Station, those shares of the capital stock of Station entitled to ordinary voting power.

      "Wholly-Owned Subsidiary" means a Subsidiary of Borrower, 100% of the capital stock of which is owned, directly or indirectly, by Borrower, except for director's qualifying or like shares required by applicable Laws.

    1.2  Use of Defined Terms.  Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

    1.3  Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 6.11 and 6.12 would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower's shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 8 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.

    1.4  Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

    1.5  Exhibits and Schedules.  All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

    1.6  References to "Borrower and its Subsidiaries".  Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

    1.7  Miscellaneous Terms.  The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

Article 2

LOANS AND LETTERS OF CREDIT

    2.1  Loans-General.

      (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Revolving Commitment, make Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not result in the sum of (i) the aggregate principal amount outstanding under the Revolving Notes, (ii) the Swing Line Outstandings (after giving effect to any concurrent payment thereof with the proceeds of such Advances) and (iii) the Aggregate Effective Amount of the Letters of Credit, to exceed the Revolving Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Revolving Commitment without premium or penalty.

      Subject to the terms and conditions set forth in this Agreement, on the Closing Date each Lender shall make a term Advance to Borrower under the Term Commitment in an amount equal to its Pro Rata Share of the Term Commitment. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time following the Closing Date through the Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Term Commitment, make Advances to Borrower under the Term Commitment in the amounts which are required to refinance any then outstanding Advances under the Term Commitment as Borrower may request which do not result in the aggregate principal amount outstanding under the Term Notes being in excess of the Term Commitment. No Advance under the Term Commitment which is repaid may subsequently be reborrowed, however Borrower may repay loans outstanding under the Term Commitment without premium or penalty.

      (b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent, in its sole and absolute discretion, has notified Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

      (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Interest Period, and that Lender's Pro Rata Share of the Loan. Not later than 10:00 a.m., California time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 9, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

      (d) Unless the Requisite Lenders otherwise consent, each Loan shall be not less than $2,000,000 and in an integral multiple of $1,000,000.

      (e) The Advances made by each Lender under the Commitment shall be evidenced by that Lender's Notes.

      (f)  Subject to Sections 3.8(c) and (d), a Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

      (g) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Interest Period for any Eurodollar Rate Loan, then on the last day of such Interest Period, such Eurodollar Rate Loan shall be automatically converted into an Base Rate Loan in the same amount.

      (h) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders, as the case may be, shall make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

    2.2  Base Rate Loans.  Each request by Borrower for an Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. California time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to Section 2.3.

    2.3  Eurodollar Rate Loans.

      (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California time, at least three Eurodollar Business Days before the first day of the applicable Eurodollar Period.

      (b) On the date which is two Eurodollar Business Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

      (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than 10 Eurodollar Rate Loans shall be outstanding at any one time.

      (d) No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

      (e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

    2.4  Letters of Credit.

      (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit; provided that (i) giving effect to all such Letters of Credit, the sum of (A) the aggregate principal amount outstanding under the Revolving Notes plus (B) the Swing Line Outstandings plus (C) the

  Aggregate Effective Amount of all outstanding Letters of Credit do not exceed the then applicable Revolving Commitment and (ii) the Aggregate Effective Amount of the Letters of Credit shall not exceed $2,000,000. Each Letter of Credit shall be in a form acceptable to the Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not exceed one year (except Letters of Credit in an aggregate amount not in excess of $1,000,000 and those having renewal or extension provisions, so long as such provisions permit the Issuing Lender to decline to renew or extend such Letter of Credit in its discretion on each anniversary of the issuance thereof, and are otherwise on terms acceptable to the Administrative Agent) or extend beyond the Maturity Date.

      (b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least five Business Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

      (c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender's Pro Rata Share. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

      (d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender under a Letter of Credit within one Business Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of the payment made by the Issuing Lender at the rate applicable to Base Rate Loans through the date of demand (which the Issuing Lender will promptly provide) and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.4(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.4(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim.

      (e) Unless a Default exists, and to the extent that Advances are otherwise available hereunder, Borrower shall be deemed to have requested that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.4(d). The Administrative Agent shall cause such Advances to be made by the Lenders and, for this purpose, the conditions precedent set forth in Article 9 (other than the absence of any Default) shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

      (f)  If Borrower fails to make the payment required by Section 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.4(c) the Issuing Lender may (but is not required to), even if any Default exists and without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Lenders under the Revolving Commitment as Base Rate Advances in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 9 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

      (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

      (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5-108. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

        (i)  any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

        (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, made with the consent of Borrower;

        (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions (without limitation on Borrower's right to initiate any action for any such claim, set off, defense or other rights);

        (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

        (v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

        (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

        (vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

        (viii) the solvency or financial responsibility of any Person issuing any documents in connection with a Letter of Credit;

        (ix) any failure or delay in notice of shipments or arrival of any Property;

        (x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

        (xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

        (xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

        (xiii) so long as the Issuing Lender in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

        (xiv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

      (i)  The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6, mutatis mutandis.

      (j)  The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce at the date of issuance of a Letter of Credit, shall apply to that Letter of Credit (unless expressly otherwise provided in that Letter of Credit).

    2.5  Voluntary Reduction of Commitments.  Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three Business Days' prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000, or to terminate, all or a portion of the then undisbursed portion of either of the Commitments. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of either Commitment under this Section. Any voluntary reduction of the Commitments under this Section shall be applied to reduce the Reduction Amount for the next following Reduction Date (to the extent of such reduction) and thereafter to subsequent Reduction Dates (to the extent not previously applied) in the order of their occurrence.

    2.6  Scheduled Reductions of Commitment.  Subject to the last sentence of Section 2.5 and the last sentence of Section 2.7, on each Reduction Date, the Commitments shall automatically be ratably reduced by the applicable Reduction Amount.

    2.7  Mandatory Reductions of Commitments.  The Commitments shall also be ratably reduced (a) by an amount equal to all Cash Equity Contributions made by the Members pursuant to the Make-Well Agreement effective as of the date of the making thereof, (b) by an amount equal to 100% of the Net Cash Proceeds from Dispositions made after the Completion Date, effective on the third Business Day following the receipt by Borrower of such Net Cash Proceeds, and (c) unless the Make-Well Agreement has then been released in accordance with its terms, by an amount equal to 75% of Excess Cash Flow with respect to any Fiscal Year ending after the Completion Date and ending after December 31, 2001, effective on the 120th day after the end of such Fiscal Year. Any reduction of the Commitments under this Section 2.7 shall be applied to Reduction Amounts in inverse order of the related Reduction Dates.

    2.8  [Intentionally Omitted].

    2.9  Administrative Agent's Right to Assume Funds Available for Advances.  Unless the Administrative Agent shall have been notified by any Lender no later than 11:00 a.m., California time, on the Business Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

    2.10  Swing Line.

      (a) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall from time to time from the Closing Date through the day prior to the Maturity Date make Swing Line Loans to Borrower in such amounts as Borrower may request, provided that (i) after giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed $15,000,000 and the aggregate of the Swing Line Outstandings, the Loans and the Aggregate Effective Amount of all outstanding Letters of Credit do not exceed the Revolving Commitment, (ii) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default and (iii) the Swing Line Lender has not given at least twenty-four hours' prior notice to Borrower that availability under the Swing Line is suspended or terminated. Borrower may borrow, repay and reborrow under this Section without premium or penalty. Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 1:00 p.m., California time, on the Business Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, availability for Loans will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by telecopier). Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California time, on a Business Day, such payment shall be deemed received on the next Business Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein and promptly notify the Administrative Agent and the Lenders if it suspends or terminates availability under the Swing Line.

      (b) Swing Line Loans shall bear interest at the rate set forth in the Swing Line Note. Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing

  Line Lender and in any event on the Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender (subject to clause (d) below).

      (c) The Swing Line Loans shall be payable within five Business Days after demand made by the Swing Line Lender and in any event on the Maturity Date.

      (d) Upon the making of a Swing Line Loan in accordance with Section 2.10(a), each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender's Pro Rata Share times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (except only demand made by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (i) Swing Line Loans to the extent that Swing Line Outstandings are in excess of $15,000,000 or to the extent that the sum of the Indebtedness evidenced by the Revolving Notes plus the Aggregate Effective Amount of all outstanding Letters of Credit plus the Swing Line Outstandings exceeds the Revolving Commitment or (ii) any Swing Line Loan made (absent the consent of all of the Lenders) during the continuation of an Event of Default. Each Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

      (e) In the event that the Swing Line Outstandings are outstanding ten consecutive Business Days, then on the next Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to pay the Swing Line Outstandings in full), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to pay the Swing Line Outstandings in full. In addition, upon any demand for payment of the Swing Line Outstandings by the Swing Line Lender (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to repay all Swing Line Outstandings (and, for this purpose, Section 2.1(d) shall not apply). In each case, the Administrative Agent shall automatically provide the responsive Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request such a Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Lenders under the Revolving Commitment in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The conditions precedent set forth in Article 9 shall not apply to Advances to be made by the Lenders pursuant to the three preceding sentences, but the Lenders shall not be obligated to make such Advances to the extent that the conditions set forth in Section 2.10(a)(i), (ii) and (iii) were not satisfied as to any Swing Line Loan which is part of such Swing Line Outstandings. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

    2.11  Collateral and Guaranty.  The Obligations shall be secured by the Collateral pursuant to the Collateral Documents. The Obligations shall be supported by the Members pursuant to the Completion Guaranty and the Make-Well Agreement, subject to termination thereof in accordance with their respective terms.

    2.12  Senior Indebtedness.  The Obligations shall be "Senior Indebtedness" with respect to all Subordinated Obligations.

Article 3

PAYMENTS AND FEES

    3.1  Principal and Interest.

      (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

      (b) Interest accrued on each Base Rate Loan on each Quarterly Payment Date shall be due and payable on that day. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

      (c) Interest accrued on each Eurodollar Rate Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made (and, in the event that all of the Lenders have approved a Eurodollar Period of longer than six months, every three months thereafter through the last day of the Eurodollar Period) and on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Eurodollar Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Loan plus the Eurodollar Margin.

      (d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

        (i)  the amount, if any, by which the sum of (I) the principal Indebtedness evidenced by the Revolving Notes plus (II) the Swing Line Outstandings plus (III) the Aggregate Effective Amount of all outstanding Letters of Credit at any time exceeds the then applicable Revolving Commitment (including as it may be reduced from time to time pursuant to Sections 2.5, 2.6, 2.7 or 2.8) shall in each case be payable immediately;

        (ii) the amount by which the principal Indebtedness evidenced by the Term Notes at any time exceeds the Term Commitment shall be payable immediately; and

        (iii) the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

      (e) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, exceptthat with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000 and in an integral multiple of $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m. California time on the Business Day prior to the date of prepayment (which must be a Business Day) in the case of an Base Rate Loan, and, in the case of a Eurodollar Rate Loan, three Business Days before the date of prepayment (which must be a Business Day), which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(e) and (v) upon any partial prepayment of a Eurodollar Rate Loan that reduces the principal amount of such Loan below $2,000,000, the remaining portion thereof shall automatically convert to a Base Rate Loan.

    3.2  Arrangement Fee.  On the Closing Date, Borrower shall pay to the Lead Arranger the arrangement fee as heretofore agreed upon by letter agreement between Borrower and the Lead Arranger. Such arrangement fee is for the services of the Lead Arranger in arranging the credit facilities under this Agreement and is fully earned when paid. The arrangement fee paid to the Lead Arranger is solely for its own account and is nonrefundable.

    3.3  Upfront Fees.  On the Closing Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders pro rata according to their respective Pro Rata Shares, upfront fees in the amounts set forth in a letter agreement with the Administrative Agent and each Co-Agent. The Administrative Agent shall promptly pay the Lenders their portion of the upfront fees. The upfront fees received by each Lender are solely for its own account and are nonrefundable.

    3.4  Commitment Fee.  From the Closing Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders pro rata according to their Pro Rata Share, a commitment fee equal to the daily Commitment Fee Rate per annum times the average daily amount by which the Revolving Commitment exceeds the sum of (a) the aggregate daily principal Indebtedness evidenced by the Revolving Notes (but not the Swing Line Outstandings) plus (b) the Aggregate Effective Amount of all outstanding Letters of Credit. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date.

    3.5  Letter of Credit Fees.  With respect to each Letter of Credit, Borrower shall pay the following fees:

      (a) concurrently with the issuance of each Standby Letter of Credit, a letter of credit issuance fee to the Issuing Lender for the sole account of the Issuing Lender, in an amount set forth in a letter agreement between Borrower and the Issuing Lender;

      (b) concurrently with the issuance of each Standby Letter of Credit, to the Administrative Agent for the ratable account of the Lenders in accordance with their Pro Rata Share, a standby letter of credit fee in an amount equal to the Standby Letter of Credit Fee as of the date of such issuance timesthe face amount of such Standby Letter of Credit, which the Administrative Agent shall promptly pay to the Lenders in accordance with their respective Pro Rata Share; and

      (c) concurrently with each issuance, negotiation, drawing or amendment of each Commercial Letter of Credit, to the Issuing Lender for the sole account of the Issuing Lender, issuance, negotiation, drawing and amendment fees in the amounts published from time to time as the Issuing Lender's scheduled fees for such services.

    Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

    3.6  Agency Fee.  Borrower shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Administrative Agent. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

    3.7  Increased Commitment Costs.  If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten Business Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error.

    3.8  Eurodollar Costs and Related Matters.

      (a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five Business Days after demand all amounts necessary to compensate such Lender (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand). The Lender's determination of such amount shall be conclusive in the absence of manifest error.

      (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

        (1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand), excluding (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws;

        (2) without duplication as to Section 3.8(a), shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

        (3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five Business Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Bank's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

      (c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(e). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

      (d) If, with respect to any proposed Eurodollar Rate Loan:

        (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

        (2) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended.

      (e) Upon payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under Section 3.8(c)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Sections 2.1(a) to make an Advance or the suspension of any Lender's obligation to make or maintain Eurodollar Rate Loans under Section 3.8) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall pay to the appropriate Lender within ten Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

        (1) the principal amount of the Eurodollar Rate Advance prepaid or not borrowed, as the case may be, times the sum of the number of days from and including the date of prepayment or failure to borrow, as applicable, to but excluding the last day in the applicable Eurodollar Period, divided by 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

        (2) all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

      (f)  Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section 3.8, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section 3.8 shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.

    3.9  Late Payments.  During the existence of an Event of Default, upon written notice to Borrower from the Administrative Agent (with the approval of the Requisite Lenders), and in any event if any principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, (a) the Loans shall thereafter bear interest at a rate per annum equal to the sum of (i) the interest rate specified in Sections 3.1(b) or 3.1(c), whichever is applicable, plus (ii) 2%, and (b) each other Obligation shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Base Rate Margin plus 2%, in each case, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be payable on demand and shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

    3.10  Computation of Interest and Fees.  Computation of interest on Base Rate Loans and on Swing Line Loans shall be made on the basis of a year of 365/366 days and actual numbers of days elapsed. Computation of interest on Eurodollar Rate Loans and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

    3.11  Non-Business Days.  If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

    3.12  Manner and Treatment of Payments.

      (a) Each payment hereunder (except payments pursuant to Sections 3.7, 3.8, 12.3, 12.11 and 12.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Business Day). All payments received after such time, on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

      (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

      (c) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 11.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower's obligation to pay the Obligations.

      (d) Each payment of any amount payable by Borrower under this Agreement or any other Loan Document (and Borrower shall assure that each payment made by any other Party under any other Loan Document) shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which that Lender has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws whether or not such Lender was legally entitled to provide such form or forms (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

    3.13  Funding Sources.  Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

    3.14  Failure to Charge Not Subsequent Waiver.  Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

    3.15  Administrative Agent's Right to Assume Payments Will be Made by Borrower.  Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

    3.16  Fee Determination Detail.  The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

    3.17  Survivability.  All of Borrower's obligations under Sections 3.7 and 3.8 shall survive for the ninety day period following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period.

Article 4

REPRESENTATIONS AND WARRANTIES

    In order to induce the Lenders to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to the Lenders that:

    4.1  Existence and Qualification; Power; Compliance With Laws.  Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of Nevada. Each Subsidiary of Borrower hereafter formed by Borrower is a Person duly formed, validly existing and in good standing under the Laws of its state of formation. Borrower and each such Subsidiary of Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and each such Subsidiary of Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive office of Borrower is located in Nevada. All outstanding membership interests in Borrower are duly authorized, validly issued, and fully paid, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower and each such Subsidiary of Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

    4.2  Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by Station, the Members, Borrower and each Subsidiary of Borrower hereafter formed of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not and will not:

      (a) require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

      (b) violate or conflict with any provision of such Party's articles of incorporation or other organizational documents, including without limitation any operating agreements or bylaws;

      (c) result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party (other than Liens and Rights of Others created by the Loan Documents);

      (d) violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Agencies described in Schedule 4.3; or

      (e) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and none of Station, the Members, Borrower or any Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, including any Contractual Obligation described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

    4.3  No Governmental Approvals Required.  Except as set forth in Schedule 4.3 or previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by each of Station, the Members, Borrower and each Subsidiary of Borrower of the Loan Documents to which it is a Party.

    4.4  Subsidiaries.  As of the Closing Date, Borrower has no Subsidiaries. Except as described in Schedule 6.14, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.

    4.5  Financial Statements.  Borrower has furnished to the Lenders (a) the audited consolidated financial statements of Station and its Subsidiaries for the fiscal year ended December 31, 2000, (b) the unaudited consolidated financial statements of Station and its Subsidiaries for the fiscal quarter ended June 30, 2001, and (c) the unaudited pro-forma balance sheet of Borrower as of the Closing Date (giving effect to the transactions occurring on that date). The financial statements described in clauses (a) and (b) fairly present in all material respects the financial condition, results of operations and changes in financial position of the Person specified therein, and the pro-forma balance sheets described in clause (c) fairly present the pro forma financial condition of the Borrower as of the Closing Date in conformity with Generally Accepted Accounting Principles.

    4.6  No Other Liabilities; No Material Adverse Changes.  Borrower does not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed and not reflected or disclosed in the balance sheet described in Section 4.5(c), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such balance sheet. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 2000. As of any date subsequent to the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date.

    4.7  Title to Property.  As of the Closing Date, Borrower has valid title to its Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the balance sheet described in Section 4.5(c), other than items of Property or exceptions to title which are in each case immaterial to Borrower and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7, Permitted Rights of Others or Liens permitted by Section 6.8.

    4.8  Intangible Assets.  Borrower owns, or possesses (or as of any relevant date will own or possess the same to the extent that it has the present need for such assets) the right to use to the extent necessary in its business, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its businesses as now operated (or, as of the Closing Date, as contemplated to be operated), and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Schedule 4.8 sets forth all trademarks, trade names and trade styles used by Borrower as of the Closing Date.

    4.9  Public Utility Holding Company Act.  Neither Borrower nor any Subsidiary of Borrower formed following the Closing Date is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    4.10  Litigation.  Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $1,000,000,

(c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency.

    4.11  Binding Obligations.  Each of the Loan Documents to which Borrower or any Subsidiary of Borrower is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

    4.12  No Default.  No event has occurred and is continuing that is a Default or Event of Default. As of the Closing Date, Borrower is not in default under the Construction Contract in any material respect and, to the best knowledge of Borrower, the other counterparties to the Construction Contract are not in default thereunder in any material respect.

    4.13  ERISA.

      (a) With respect to each Pension Plan:

        (i)  such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

        (ii) such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

        (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

        (iv) neither Borrower nor any of its ERISA Affiliates has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

      (b) Neither Borrower nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

    4.14  Regulation U; Investment Company Act.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

    4.15  Disclosure.  No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

    4.16  Tax Liability.  Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

    4.17  Projections.  As of the Closing Date, Borrower believes that the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and that the Projections are reasonably based on such assumptions. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

    4.18  Hazardous Materials.  Except as described in Schedule 4.18, as of the Closing Date (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower on any Real Property, or transported to or from such Real Property by Borrower, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

    4.19  Gaming Laws.  Borrower is in compliance with all applicable Gaming Laws except for such non-compliance that would not constitute a Material Adverse Effect.

    4.20  Security Interests.  Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and matters disclosed in Schedule 4.7 or permitted in Section 6.8 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Article 9 of the Uniform Commercial Code does not apply) and all action necessary to perfect the security interest so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 9.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of the Member Pledge Agreements, the Member Pledge Agreements will create a valid first priority security interest in the Member Pledged Collateral and upon delivery of the Member Pledged Collateral to the Administrative Agent (or its designee) all action necessary to perfect the security interest so created has been taken and completed (except that approval of the Gaming Boards will be required, upon the licensing of Borrower, for the pledge of the Member Pledged Collateral to remain in effect). Upon the execution and delivery of the Greenspun Pledge Agreement, the Greenspun Pledge Agreement will create a valid first priority security interest in the Collateral described therein and upon delivery of the stock certificates evidencing such Collateral to the Administrative Agent (or its designee), all action necessary to perfect the security interest so created has been taken and completed. Upon the execution and delivery of the Deed of Trust, the Deed of Trust will create a valid Lien in the Collateral described therein securing the Obligations, other than those arising under Sections 4.18, 5.11 and 12.22 (subject only to Permitted Encumbrances, Permitted Rights of Others and matters described in Schedule 4.7 or permitted in Section 6.8), and all action necessary to perfect the Lien so created, other than recordation or filing thereof with the appropriate Governmental Agencies, will have been taken and completed.

    4.21  Status of the Project.  The "Infrastructure Improvements" described in the Operating Agreement constitute all of the aspects of the "Major Infrastructure" described in the CC&R's that are reasonably necessary for the development, construction and operation of the Project. As of the Completion Date, all of the Infrastructure Improvements described above shall be completed other than the Post Completion Improvements, and the aggregate budgeted cost of the Post Completion Improvements (to the extent that such Post Completion Improvements are contemplated by the

Construction Plans and are set forth as expected costs of the Project in the Budget) is not in excess of $1,000,000.

Article 5

AFFIRMATIVE COVENANTS
OTHER THAN INFORMATION ANDREPORTING REQUIREMENTS

    So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of either of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

    5.1  Payment of Taxes and Other Potential Liens.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or any of its Subsidiaries is at material risk of impending seizure, levy or forfeiture.

    5.2  Preservation of Existence.  Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

    5.3  Maintenance of Properties.  Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

    5.4  Maintenance of Insurance.  Maintain liability, casualty, workers' compensation and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and, in any event, such insurance as may be required under the Deed of Trust.

    5.5  Compliance With Laws.  Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

    5.6  Inspection Rights.  Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries), but subject to the applicable provisions of Gaming Laws, permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants.

    5.7  Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

    5.8  Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

    5.9  Use of Proceeds.  Use the proceeds of the Loans (i) to finance the construction and development of the Project in accordance with the Construction Plans and the Construction Budget, (ii) for working capital and general corporate purposes, including the making of Member Tax Distributions permitted under Section 6.5, and (iii) on the Closing Date, to retire or repay the Pre-Closing Construction Advances.

    5.10  New Subsidiaries.  Cause any Person which hereafter becomes a Subsidiary of Borrower to execute and deliver to the Administrative Agent a Subsidiary Guaranty in a form reasonably acceptable to the Administrative Agent, a security agreement granting a first Lien on substantially all of its assets (subject only to Permitted Encumbrances) and other Collateral Documents granting Liens on all of its other Properties, and (subject to compliance with applicable Gaming Laws) deliver the certificates evidencing all equity interests in such Subsidiary to the Administrative Agent in pledge pursuant to a pledge agreement substantially in the form of the Member Pledge Agreement, and to take such actions as are required by the Administrative Agent to perfect the Liens of the Administrative Agent pursuant thereto.

    5.11  Hazardous Materials Laws.  Keep and maintain all Real Property and each portion thereof in compliance with all applicable Hazardous Materials Laws (except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders) and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

    5.12  Gaming Licenses.  File applications with all relevant Gaming Boards for all licenses, permits and approvals under applicable Gaming Laws necessary to operate the Project at such date as Borrower deems appropriate in the exercise of prudent business judgment to permit the Completion Date to occur as scheduled, and diligently pursue such applications thereafter.

    5.13  Land Use Revision Documents.  Diligently pursue by appropriate proceedings the approval, execution, delivery and, where required for their effectiveness (vis a vis all Persons, including without limitation transferees of the real property described therein) recordation, of the Land Use Revision Documents. It is acknowledged that the Land Use Revision Documents have been submitted to the City of Henderson, Nevada ("City"), but have not yet been approved by the City, and that the City may require revisions thereto. The parties agree that the Borrower shall be entitled to modify the Land Use Revision Documents in consultation with the Administrative Agent and with the prior written approval of the Administrative Agent, not to be unreasonably withheld or delayed. Upon the approval of the Land Use Revision Documents by the City (with any changes made as aforesaid), the parties acknowledge and agree that the declarant under the CC&R's shall be entitled to record a supplement to the CC&R's confirming that the approved Resolution is substituted for all purposes for the existing Land Use Permit attached thereto as Exhibit "B."

Article 6

NEGATIVE COVENANTS

    So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of either of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 12.2, of all of the Lenders) otherwise consents:

    6.1  Payment of Subordinated Obligations.  Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation except for Management Fees paid in accordance with Section 6.19, and (b) interest on any Subordinated Obligation except interest either (i) consisting of additional units of such Subordinated Obligation paid in kind with respect thereto, or (ii) paid following the release of the Make Well Agreement in accordance with its terms and when no Default or Event of Default exists or would result therefrom and, after giving pro forma effect thereto as of the last day of the then most recently ended Fiscal Quarter, does not result in Borrower being in pro forma default of the Fixed Charge Coverage Ratio covenant set forth in Section 6.11.

    6.2  Disposition of Property.  Make any Disposition of its Property, whether now owned or hereafter acquired, except Dispositions of Property having an aggregate book value or fair market value (whichever is greater) in any Fiscal Year not exceeding $1,000,000. Any Property which is the subject of a Disposition permitted by this Section shall be released from the Lien of the Collateral Documents upon request of Borrower.

    6.3  Mergers.  Merge or consolidate with or into any Person, except mergers and consolidations of a Subsidiary of Borrower into Borrower or into another Subsidiary of Borrower.

    6.4  Hostile Acquisitions.  Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent or more in any corporation or other business entity if such acquisition is opposed by the board of directors or management of such corporation or business entity.

    6.5  Distributions.  Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

      (a) Distributions by a Subsidiary of Borrower to Borrower;

      (b) During each Fiscal Year, quarterly Distributions made to the Members in an amount equal to the federal and state income tax liability of the Members for such Fiscal Year arising from the tax attributes of Borrower and its Subsidiaries (determined as if each Member was subject to the maximum corporate tax rate applicable to corporations doing business in Nevada), and assuming that the Members have no offsetting taxable income, losses or other tax attributes for the Fiscal Year (the "Tax Amount"), provided that in determining the Tax Amount for any Fiscal Year, any cumulative net loss of Borrower for tax purposes (which loss has not been previously used to offset taxable income in accordance with this sentence) shall be deducted from the gross taxable income of Borrower in determining the Tax Amount;

      (c) following the release of the Make-Well Agreement in accordance with its terms, other Distributions made when no Default or Event of Default exists or would result therefrom, provided that after giving pro forma effect to the making of the Distribution as of the last day of the then most recent Fiscal Quarter for which a Compliance Certificate is required to have been delivered pursuant to Section 7.2, Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 6.11; and

      (d) the repayment on the Closing Date of the Pre-Closing Construction Advances.

On or about the fifth day prior to each date on which estimated federal and state income tax payments are required to be paid by the Members by applicable laws, Borrower may make the Distributions permitted by clause (b) of this Section, which together with prior Distributions for the Fiscal Year on account of the Tax Amount shall not exceed a reasonable estimate of the Tax Amount, but not to exceed fifty percent of Borrower's aggregate taxable income for such Fiscal Year. If, at the end of Fiscal Year, the aggregate estimated quarterly Distributions exceed the actual Tax Amount for such Fiscal Year, future quarterly tax Distributions shall cease with respect to the affected Member until the excess amount has been repaid in cash to Borrower by the affected Member or until it is equal to the amount of any later distributions to which that Member would otherwise be entitled under this Section. Borrower agrees that it will promptly enforce any provision in its governing instruments requiring such recontribution. Borrower further agrees to provide the Administrative Agent upon request, a certificate of Borrower's independent certified public accountants or such other documentation required by the Administrative Agent to substantiate the appropriateness of any amount paid or to be paid to the Members pursuant to this Section 6.5.

    6.6  ERISA.  At any time, (a) permit any Pension Plan to (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code), (ii) fail to comply with ERISA or any other applicable Laws, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

    6.7  Change in Nature of Business.  Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole.

    6.8  Liens and Negative Pledges.  Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

      (a) Permitted Encumbrances;

      (b) Liens and Negative Pledges under the Loan Documents;

      (c) Liens and Negative Pledges existing on the Closing Date and disclosed in Schedule 4.7 and any renewals/extensions or amendments thereof; provided that the obligations secured or benefitted thereby are not increased;

      (d) Liens and Negative Pledges arising under any Permitted Financing on Property having a value not in excess of $35,000,000, provided that the creditors under such Permitted Financing have entered into an intercreditor agreement which is acceptable to the Administrative Agent and the Requisite Lenders providing, inter alia, for notices of default and a remedies standstill in favor of the Administrative Agent for a period acceptable to the Administrative Agent during which current debt service with respect to such Permitted Financing is provided for by the Lenders;

      (e) Liens on Property acquired by Borrower that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition and Negative Pledges limited to such Property;

      (f)  Liens securing Indebtedness permitted by Section 6.9(f) on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness and related Negative Pledges limited to such capital assets;

      (g) Liens consisting of, or on assets owned by other Persons which are leased to any Borrower under, an operating lease excluded from the definition of Indebtedness and Negative Pledges limited to such assets;

      (h) Liens and Negative Pledges on the Project Property securing Borrower's $2,400,000 portion of the obligations with respect to the $60,000,000 "local improvement district No. T-4" bond which encumbers Green Valley Ranch generally which are not delinquent and which are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material Property is subject to a material impending risk of loss or forfeiture; and

      (i)  Liens securing Indebtedness permitted under Section 6.9(g) that are pari-passu with the Liens created by the Collateral Documents.

    6.9  Indebtedness and Guaranty Obligations.  Create, incur or assume any Indebtedness or Guaranty Obligation except:

      (a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.9, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

      (b) Indebtedness and Guaranty Obligations under the Loan Documents;

      (c) Indebtedness owed to Borrower by a Subsidiary of Borrower, Indebtedness owed to a Wholly-Owned Subsidiary of Borrower by Borrower and Guaranty Obligations with respect thereto;

      (d) Indebtedness of Borrower consisting of one or more Swap Agreements; provided, that the aggregate notional amount of Indebtedness covered by all Secured Swap Agreements shall not exceed $165,000,000;

      (e) Indebtedness under or in respect of any Permitted Financing;

      (f)  Indebtedness consisting of Capital Lease Obligations or other Indebtedness otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 180 days before or after the purchase or construction of the capital asset, or to refinance any such Indebtedness); provided that (i) the aggregate principal amount of such Indebtedness outstanding at any time does not exceed $10,000,000; (ii) upon the incurrence of any such Indebtedness, any Lien created by the Collateral Documents on such capital assets shall be terminated and the Administrative Agent shall execute and deliver such releases of such Lien on such capital assets as Borrower may request; and (iii) Indebtedness incurred under this Agreement shall not be deemed for purposes of this clause (f) to have been incurred to finance the purchase or construction of capital assets or to have refinanced any such Indebtedness;

      (g) other Indebtedness incurred following the Completion Date in the ordinary course of business in an aggregate principal amount not in excess of $5,000,000, with payment, pricing and other terms no more favorable to Borrower than those applicable to the Loans, provided that the holders of such Indebtedness have entered into an intercreditor agreement of the type described in Section 6.8(d);

      (h) Subordinated Obligations incurred when no Default or Event of Default exists or would result therefrom; and

      (i)  Guaranty Obligations in support of the obligations of a Subsidiary of Borrower that are not prohibited by the proviso to this Section;

provided that, notwithstanding the foregoing, Borrower shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligation, except (a) the Subsidiary Guaranty or (b) Indebtedness owed to Borrower or another Subsidiary of Borrower.

    6.10  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements and related costs, payroll taxes and other employee benefits with directors, officers or managers in the ordinary course of business, (b) transactions that are fully disclosed to the executive committee of Borrower and expressly authorized by a resolution of the executive committee of Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) transactions with Members or their Affiliates consisting of reimbursements of amounts expended by such Member or its Affiliates for the benefit of Borrower or its Subsidiaries that are expressly permitted by the Operating Agreement and that are in the ordinary course of business, including without limitation the construction by Borrower of the "North Road" and certain other roadway improvements enhancing access to the Project in exchange for the agreement of an Affiliate of American Nevada Corporation to reimburse the Borrower for an approximately $1,700,000 portion of the costs thereof, (d) transactions expressly permitted by this Agreement, (e) transactions between or among Borrower and its Wholly-Owned Subsidiaries, (f) repayment on the Closing Date of the Pre-Closing Construction Advances, and (g) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

    6.11  Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter ending three full months or more after the Completion Date to be less than (a) so long as the Make-Well Agreement has not been terminated pursuant to Section 20 thereof, 1.10 to 1.00 and (b) if the Make-Well Agreement has theretofore been terminated pursuant to Section 20 thereof, 1.25 to 1.00.

    6.12  Leverage Ratio.  Permit the Leverage Ratio, as of the last day of any Fiscal Quarter ending three full months or more after the Completion Date, to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Ratio
Each Fiscal Quarter ending after the Completion Date through and including the Fiscal Quarter ending September 30, 2002	4.25 to 1.00
Fiscal Quarters ending December 31, 2002 and March 31, 2003	4.00 to 1.00
Fiscal Quarter ending June 30, 2003	3.75 to 1.00
Fiscal Quarter ending September 30, 2003	3.50 to 1.00
Fiscal Quarters ending December 31, 2003 and March 31, 2004	3.25 to 1.00
Fiscal Quarter ending June 30, 2004	3.00 to 1.00
Fiscal Quarter ending September 30, 2004	2.75 to 1.00
Fiscal Quarter ending December 31, 2004 and each Fiscal Quarter ending thereafter	2.50 to 1.00

    6.13  Capital Expenditures.  Make, or become legally obligated to make, any Capital Expenditure other than:

      (a) the Capital Expenditures contemplated by the Construction Budget;

      (b) Maintenance Capital Expenditures made following the Completion Date in an aggregate amount not to exceed $10,000,000 during any Fiscal Year; provided, however, the maximum aggregate permitted Maintenance Capital Expenditures for each Fiscal Year shall be increased by an amount, not to exceed $5,000,000, equal to the difference between the maximum aggregate permitted Maintenance Capital Expenditures for the immediately preceding Fiscal Year and the actual aggregate Maintenance Capital Expenditures for such preceding Fiscal Year.

    6.14  Investments.  Make or suffer to exist any Investment, other than:

      (a) Investments in existence on the Closing Date and disclosed on Schedule 6.14;

      (b) Investments consisting of Cash and Cash Equivalents;

      (c) Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

      (d) Investments consisting of or evidencing the extension of credit to customers or suppliers of Borrower in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

      (e) Investments received in connection with the settlement of a bona fide dispute with another Person;

      (f)  Investments required by any Gaming Board;

      (g) Investments in Wholly-Owned Subsidiaries that do not exceed in the aggregate $5,000,000 outstanding at any time;

      (h) Investments consisting of Guaranty Obligations permitted by Section 6.9; and

      (i)  Investments in the ordinary course of business in joint ventures whose sole business is the conduct of restaurant operations at the Project.

    6.15  Acquisitions.  Make any Acquisition.

    6.16  Operating Leases (Lessee).  Except for any Permitted Financings, enter, assume or otherwise incur any obligation as lessee or sublessee under any operating lease if to do so would result in the aggregate obligation of Borrower and its Subsidiaries to pay rent and other monetary amounts under all operating leases to exceed $5,000,000 in any Fiscal Year.

    6.17  Operating Leases (Lessor).  Enter into, as lessor, any operating lease of Real Property which covers premises of 25,000 square feet or more, is for a term of five years or more or is for a purpose not directly related to the operation of the Project, in each case without the prior written approval of the Requisite Lenders (which will not be unreasonably withheld).

    6.18  Management Fees.  Pay Management Fees other than Management Fees which have accrued and are due and payable pursuant to the terms of the Operating Agreement (including Management Fees the payment of which was deferred from prior periods), provided that (a) at the time of payment of such Management Fees no Default or Event of Default exists or would result from such payment, and (b) giving effect to the making of such payments as of the last day of then most recently ended Fiscal Quarter for which a Compliance Certificate is required to have been delivered in accordance with Article 8, Borrower is in pro forma compliance with each of the covenants set forth in Sections 6.11 and 6.12.

    6.19  Amendments to Constituent Documents.  Permit the Members to amend or modify the Operating Agreement or the Articles of Organization of Borrower in a manner that would affect (a) the amount, timing of payment or calculation of Management Fees payable by Borrower, or (b) any other provision that may adversely affect the interests of the Lenders under the Loan Documents.

    6.20  Prepayments.  Prepay any Indebtedness, or, subject to the last sentence of this Section, prepay rent under any operating lease, prior to the date when the same is due and payable, except (a) prepayments of the Indebtedness under this Agreement as and when permitted hereby, and (b) other prepayments with respect to Indebtedness in an aggregate amount not to exceed $5,000,000. For purposes of this Section, the exercise by Borrower of a purchase option contained in an operating lease shall not constitute a prepayment of rent; provided, however, that the exercise of any such option shall be subject to the limitations on Capital Expenditures set forth in this Agreement.

    6.21  Synthetic Leases.  Enter into or assume any Synthetic Lease other than any Permitted Financing.

Article 7

CONSTRUCTION PERIOD COVENANTS

    During the Construction Period, Borrower shall, unless the Administrative Agent otherwise consents (in the case of the covenants set forth in Section 7.1 through 7.3 below, with the prior written consent of the Requisite Lenders, and in the case of each other covenant set forth in this Article 7, following five Business Days notice to each Lender of any proposed non-compliance without objection by the Requisite Lenders):

    7.1  Construction of Project.  Proceed diligently and without interruption (except as may be caused by events outside the control of Borrower) to construct and furnish the Project in accordance in all material respects with the Construction Plans, the Construction Budget and the Construction Timetable, and in any event cause the Completion Date to occur not later than February 1, 2002.

    7.2  Amendments to Plans and Budgets.  Not make any change to the Construction Plans or Construction Budget which (a) would increase the Construction Budget to more than $300,000,000 unless the excess amount is funded in its entirety by Cash Equity Contributions made subsequent to the Closing Date or (b) would increase the Construction Budget in any event to more than $320,000,000.

    7.3  Timetable.  Not make any change to the Construction Plans, the Construction Budget or the Construction Timetable which would cause the Completion Date to occur (or be scheduled to occur) after February 1, 2002.

    7.4  Construction Requirements.  Construct the Project in a good and workmanlike manner in accordance with sound building practices and the Construction Plans, and comply in all material respects with all existing Laws and requirements of all Governmental Agencies having jurisdiction over the Project and with all future Laws and requirements that become applicable to the Project prior to the Completion Date.

    7.5  Construction Services Group.  Engage CSG, at the expense of Borrower, to monitor the construction of the Project and provide CSG with such information and access to the Project and individuals employed by Borrower, the Architect and the Contractor as it may reasonably request for that purpose, and pay on a monthly basis the fees and expenses of CSG in accordance with their engagement.

    7.6  Notice of Changes.  Promptly provide the Administrative Agent and CSG with copies of all changes to the Construction Plans, Construction Budget, Construction Timetable, Construction Contracts and Architect Contracts. Nothing in this Section shall detract from the covenants contained in Section 7.2.

    7.7  Construction Progress Reports.  Assist and cooperate with CSG in all respects reasonably requested by CSG in order to permit CSG to provide such periodic construction progress reports to the Administrative Agent and the Lenders as may be reasonably requested by the Administrative Agent.

    7.8  Construction Information.  Promptly provide to the Administrative Agent and CSG such information and documents respecting the Project as either may reasonably request from time to time, including detailed identification of each significant subcontractor or supplier to the Project and the nature and dollar amount of the related subcontract or supply contract.

    7.9  Construction, Permits, Licenses and Approvals.  Properly obtain, comply with and keep in effect all permits, licenses and approvals which are customarily required to be obtained from Governmental Agencies in order to construct and occupy the Project as of the then current stage of construction, and deliver copies of all such permits, licenses and approvals to the Administrative Agent promptly following a request therefor.

    7.10  Purchase of Materials.  Not purchase or contract for any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed on the Project Property under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession (except for such reservations as may arise solely by operation of Law), or the right to consider such materials personal property after their incorporation in the work of construction unless the Administrative Agent in each instance has authorized Borrower to do so in writing.

    7.11  Purchase of Offsite Materials.  Promptly notify the Administrative Agent if it purchases (and pays all or a portion of the purchase price therefor) any construction materials for the Project that are not located on the Project Property, or will not be delivered to the Project Property within fifteen days after purchase (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Administrative Agent, provide to the Administrative Agent the written acknowledgment of the Person having custody of such construction materials of the existence of the Lenders' Lien on such construction materials and the right of the Administrative Agent to have access to and to remove such construction materials at reasonable times.

    7.12  Site Visits.  Permit the Administrative Agent, or any Lender, at any reasonable time to enter and visit the Project Property for the purposes of performing an appraisal, observing the work of construction and examining all materials, plans, specifications, working drawings and other matters relating to the construction of the Project.

    7.13  Protection Against Lien Claims.  Promptly pay when due (subject to applicable retentions) or otherwise discharge all claims and Liens for labor done and materials and services furnished in connection with the construction of the Project, except for claims contested in good faith by appropriate proceedings and without prejudice to the Construction Timetable, provided that any such claims are covered by such payment bonds or title insurance policy endorsements as may be requested by the Administrative Agent.

    7.14  Completion Certificates.  Upon completion of the Project, provide the Administrative Agent with a written certificate executed by the Architect and Contractor certifying that the Project has been completed in all material respects in accordance with the Construction Plans and complies in all material respects with all applicable zoning, building and land use Laws and that the Project is ready to be opened for business and upon the occurrence of the Completion Date provide the Administrative Agent with a Certificate executed by a Senior Officer to that effect.

    7.15  Completion Survey.  As soon as practicable after completion of the Project, provide the Administrative Agent with an ALTA survey of the Project Property that (a) sets forth all easements and licenses burdening the Project Property which are of record or visible from an inspection thereof, (b) reflects no encroachments onto the Project Property and no encroachments by the Project onto adjoining real property, and (c) certifies the legal description of the Project Property to be the same as that set forth in the title insurance policies referred to in Section 9.1(a)(16).

Article 8

INFORMATION AND REPORTING REQUIREMENTS

    8.1  Financial and Business Information.  So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of either the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

      (a) As soon as practicable, and in any event by the 20th day of the next following month, all information requested by CSG for the preparation of its construction progress report as of the last day of the preceding calendar month during the Construction Period in a form reasonably acceptable to the Administrative Agent, which report shall compare the status of construction and amounts expended to the Construction Timetable and the Construction Budget;

      (b) As soon as practicable, and in any event by the 30th day of the next following month, financial statements of Borrower for the preceding calendar month (commencing with the first full calendar month after the Completion Date) in a form reasonably acceptable to the Administrative Agent, together with a written narrative statement discussing any significant trends reflected therein signed by a Senior Officer;

      (c) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter and (ii) if applicable and if requested by the Administrative Agent, the consolidating balance sheets and statements of operations as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

      (d) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a preliminary calculation of the Pricing Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Pricing Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

      (e) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, members' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year and (ii) if applicable and if requested by the Administrative Agent, consolidating balance sheets and statements of operations, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.11 and 6.12, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;

      (f)  As soon as practicable, and in any event within 45 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated and consolidating balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated and consolidating condensed balance sheets and statements of operations and cash flows, of Borrower and its Subsidiaries, all in reasonable detail;

      (g) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the executive committee (or the audit committee of the executive committee) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

      (h) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Station, and copies of all annual, regular, periodic and special reports and registration statements which Station may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 10.1;

      (i)  Promptly after request by the Administrative Agent or any Lender, copies of the Nevada "Regulation 6.090 Report" and "6-A Report", and copies of any written communication to Borrower from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by Borrower or any of its Subsidiaries;

      (j)  Promptly after request by the Administrative Agent or any Lender, copies of any other report or other document that was filed by Borrower with any Governmental Agency;

      (k) Promptly upon a Senior Officer becoming aware, and in any event within ten Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

      (l)  As soon as practicable, and in any event within two Business Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

      (m) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $2,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $2,000,000 or more or any lessor under a lease involving aggregate rent of $2,000,000 or more has asserted a default thereunder on the part of Borrower, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or material lease in excess of $2,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike such Borrower on a date certain and such strike would involve more than 100 employees of Borrower or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;

      (n) At such times when the Greenspun Pledge Agreement is in effect, not later than the tenth day of each calendar month, a certificate setting forth the Marked to Market Value (as defined in the Greenspun Pledge) of the pledged collateral thereunder as of the last market day of the immediately preceding calendar month; and

      (o) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.

    8.2  Compliance Certificates.  So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of either of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 8.1(c) and 8.1(e), Compliance Certificates signed by a Senior Officer.

Article 9

CONDITIONS

    9.1  Conditions to Closing.  The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

      (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each Party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

        (1) at least one executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

        (2) Revolving Notes and Term Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender's Pro Rata Share of the relevant Commitments;

        (3) the Subsidiary Guaranty executed by each Subsidiary of Borrower (if any are in existence on the Closing Date);

        (4) the Security Agreement executed by Borrower and each Subsidiary of Borrower (if any are in existence on the Closing Date);

        (5) such financing statements on Form UCC-1 executed by Borrower and each Subsidiary of Borrower (if any are in existence on the Closing Date) with respect to the Security Agreement as the Administrative Agent may request;

        (6) Member Pledge Agreements executed by each of the Members, and, if applicable, the certificates or other evidence of ownership of the Member Pledged Collateral accompanied by appropriate transfer documents endorsed in blank;

        (7) such financing statements on Form UCC-1 executed by each of the Members with respect to the Member Pledge Agreements as the Administrative Agent may request;

        (8) the Completion Guaranty executed by the Members and Station;

        (9) the Make-Well Agreement executed by the Members and Station;

        (10) a letter agreement executed by Station with respect to its preservation of its ability to make payments under the Completion Guaranty and the Make-Well Agreement and of its ability to incur certain Indebtedness;

        (11) the Greenspun Pledge Agreement executed by GCR Gaming Guarantor, LLC, and the certificates representing the Collateral pledged thereunder, and acceptable to the Administrative Agent, accompanied by appropriate transfer documents endorsed in blank;

        (12) the Deed of Trust executed by Borrower;

        (13) with respect to Borrower and each Subsidiary of Borrower (if any are in existence on the Closing Date), such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including (if applicable) certified copies of articles of incorporation or organization and amendments thereto, bylaws or operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate or other organizational resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

        (14) the Opinions of Counsel;

        (15) a written appraisal by a qualified independent appraiser acceptable to the Administrative Agent of the Project Property and complying in all respects with FIRREA that reflects an aggregate fair market value thereof, on an as-built stabilized basis in an amount which is not less than $258,000,000;

        (16) assurances from the Title Company that it is prepared to issue its "LP-10" ALTA construction lenders title policy (or such other lenders title policy determined by the Administrative Agent to be the equivalent thereof) insuring the Lien of the Deed of Trust in the amount of $165,000,000, subject only to such exceptions as are reasonably acceptable to the Administrative Agent, with such title policy endorsements as the Administrative Agent may reasonably require and with such assurances as the Administrative Agent may reasonably require from title re-insurers acceptable to the Administrative Agent, together with the written commitment of the Title Company to issue on or before the Completion Date its replacement ALTA title policy in the same form with such title policy endorsements as the Administrative Agent may reasonably require;

        (17) a "Phase I" environmental report with respect to the Project Property prepared by a qualified independent environmental expert acceptable to the Administrative Agent, together with a Certificate of a Senior Officer to the effect that no event or circumstance has occurred since the date thereof that would cause such report to be inaccurate in any respect that is materially adverse to the interests of the Lenders;

        (18) a certificate of insurance issued by Borrower's insurance carrier or agent with respect to the insurance required to be maintained pursuant to the Deed of Trust, together with lenders' loss payable endorsements thereof on Form 438BFU or other form acceptable to the Administrative Agent;

        (19) a Certificate of a Senior Officer attaching the Construction Plans, the Construction Budget and the Construction Timetable, each of which shall be consistent in all material respects with the representations respecting them previously made to the Administrative Agent and the Lenders;

        (20) a letter from CSG stating that it has reviewed the Construction Plans, the Construction Budget and the Construction Timetable and believes them to be reasonable and feasible;

        (21) a Certificate of a Senior Officer attaching a copy of the Architect Contracts;

        (22) the Architect's Certificate and Consent executed by the Architect;

        (23) a Certificate of a Senior Officer attaching a copy of the Construction Contract;

        (24) the Contractor's Certificate and Consent executed by the Contractor;

        (25) the Member Subordination Agreement executed by each of the Members;

        (26) a Certificate of a senior officer of Station certifying that the execution, delivery and performance of the Completion Guaranty and the Make-Well Agreement by Station and its Subsidiaries which are a party thereto will not violate any indenture, credit agreement or other material agreement of Station or its Subsidiaries or by which their Properties are bound or affected;

        (27) a Certificate of a Senior Officer setting forth all permits which it holds from Governmental Agencies with respect to construction of the Project, together with a letter from CSG stating that such permits are those customarily obtained at the then current stage of construction for a like project and that, in its opinion, the remaining permits should be obtained in due course without adversely affecting the Construction Timetable;

        (28) a Certificate signed by a Senior Officer certifying that the conditions specified in Sections 9.1(e), 9.1(f) and 9.1(g) have been satisfied;

        (29) a Certificate signed by a Senior Officer certifying that GCR Gaming has made a permanent equity contribution to Borrower consisting of the real property described in Section 4.1(a) of the Operating Agreement; and

        (30) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

      (b) all fees payable on the Closing Date pursuant to Article 3 shall have been paid.

      (c) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 12.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

      (d) The Administrative Agent shall be satisfied that the Collateral Documents create a first priority Lien in the Collateral (subject only to Permitted Encumbrances and such other exceptions as may be acceptable to the Lenders).

      (e) The representations and warranties of Borrower contained in Article 4 shall be true and correct.

      (f)  Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

      (g) The CC&R's shall have been, or shall concurrently be, recorded, and the Administrative Agent shall have received the Indemnity Agreement and a Real Property Estoppel Agreement from Borrower in form and substance acceptable to the Administrative Agent.

      (h) All legal matters relating to the Loan Documents shall be satisfactory to Sheppard, Mullin, Richter & Hampton, LLP, special counsel to the Administrative Agent.

    9.2  Any Advance.  The obligation of each Lender to make any Advance (and the obligation of the Issuing Lender to issue any Letter of Credit) is (except as provided in Sections 2.4 and 2.10) subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):

      (a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.4, 4.6 (first sentence), 4.10, 4.17 and 4.19) shall be true and correct on and as of the date of the Advance as though made on that date;

      (b) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, or disclosed by Borrower and approved in writing by the Requisite Lenders, there shall not be any action, suit, proceeding or investigation pending as to which Borrower or any of its Subsidiaries has been served or received notice of or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

      (c) the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable) or Request for Letter of Credit, as applicable; and

      (d) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

      (e) In the case of the initial Loans and Letters of Credit, Borrower shall have received not less than $100,000,000 in equity contributions from the Members, of which $24,500,000 may consist of land (as described in Section 4.1 of the Operating Agreement) and the balance of which shall be in cash, and shall have delivered a certificate or other evidence acceptable to the Administrative Agent, that substantially all of the cash portion of such equity contributions have been expended towards the construction of the Project.

Article 10

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

    10.1  Events of Default.  The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

      (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

      (b) Borrower fails to pay any interest on any of the Notes, or any commitment fee or agency fee under Article 3, or any portion thereof, within two Business Days after the date when due; or fail to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within two Business Days after demand therefor; or

      (c) Borrower fails to comply with any of the covenants contained in Article 6 (other than Section 6.19); or

      (d) Borrower fails to comply with Section 8.1(l) in any respect that is materially adverse to the interests of the Lenders; or

      (e) Borrower, any of its Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in the Completion Guaranty, the Make-Well Agreement or any other Loan Document on its part to be performed or observed within fifteen Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

      (f)  Any representation or warranty of Borrower or any of its Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Subsidiary pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed; or

      (g) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $5,000,000 or more, or any guaranty of present or future Indebtedness or under any Swap Agreement, in each case of $5,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $5,000,000 or more, or of any guaranty of present or future Indebtedness of $5,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any of its Subsidiaries to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (g), the amount of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement); or

      (h) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or the trustee for, or any holder of, a Subordinated Obligation breaches any subordination provision applicable to such Subordinated Obligation; or

      (i)  Any Loan Document (other than a Secured Swap Agreement), at any time after its execution and delivery and for any reason, other than the agreement or action (or omission to act)

  of the Administrative Agent or the Lenders or satisfaction in full of all the payment Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent or any Lender) to create a valid and effective Lien in any material Collateral covered thereby; or any Party thereto denies in writing that it has any or further liability or obligation under any (other than a Secured Swap Agreement) Loan Document, or purports to revoke, terminate or rescind same; or

      (j)  A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $5,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

      (k) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or

      (l)  The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

      (m) A final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

      (n) Any Pension Plan maintained by Borrower or any of its ERISA Affiliates is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower and its Subsidiaries as of the most-recently ended Fiscal Quarter; or

      (o) The occurrence of a License Revocation that continues for three consecutive calendar days; or

      (p) The failure of the Completion Date to occur prior to February 1, 2002; or

      (q) When the Make-Well Agreement is in effect, both (I) Station (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $10,000,000 or more, or any guaranty of present or future Indebtedness or under any Swap Agreement, in each case of $10,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $10,000,000 or more, or of any guaranty of present or future Indebtedness of $10,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Station to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (q), the amount of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement), and (II) any one or more of Station, any Subsidiary thereof, GCR Gaming Guarantor, LLC, or the members of Borrower shall collectively fail to pledge and deliver to the Administrative Agent as security for the Obligations (and thereafter maintain such pledge in the manner contemplated by the Greenspun Pledge Agreement) either (i) cash in the amount of $22,000,000 (or such lesser amount as is two thirds of the Target Required Value (as defined in the Greenspun Pledge Agreement)), or (ii) a combination of cash and securities of the nature of the Pledged Collateral described in the Greenspun Pledge Agreement (in the case of the securities) having a Marked to Market Value (as defined in the Greenspun Pledge Agreement) greater than or equal to the Marked to Market Value of the Pledged Collateral then required to be pledged under the Greenspun Pledge Agreement (and in addition thereto), within twenty days after the date of the occurrence of the event described in clause (I) above; or

      (r) When the Make-Well Agreement is in effect both (I) Station or GCR Ranch Gaming Guarantor, LLC institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Station or GCR Ranch Gaming Guarantor, LLC and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any Station, GCR Ranch Gaming Guarantor, LLC or to all or any part of their respective Property is instituted without the consent of Station and continues undismissed or unstayed for sixty calendar days, and (II) any one or more of Station, any Subsidiary thereof, GCR Gaming Guarantor, LLC, or the members of Borrower shall collectively fail to pledge and deliver to the Administrative Agent as security for the Obligations (and thereafter maintain such pledge in the manner contemplated by the Greenspun Pledge Agreement) either (i) cash in the amount of $22,000,000 (or such lesser amount as is two thirds of the Target Required Value (as defined in the Greenspun Pledge Agreement)), or (ii) a combination of cash and securities of the nature of the Pledged Collateral described in the Greenspun Pledge Agreement having (in the case of the securities) a Marked to Market Value (as defined in the Greenspun Pledge Agreement) greater than or equal to the Marked to Market Value of the Pledged Collateral then required to be pledged under the Greenspun Pledge Agreement (and in addition thereto), within twenty days after the date of the occurrence of the event described in clause (I) above; or

      (s) the occurrence of any Change in Control.

    10.2  Remedies Upon Event of Default.  Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise, subject to applicable Gaming Laws:

      (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 10.1(k) as to the Borrower:

        (1) the Commitments to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

        (2) the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral under the Security Agreement; and

        (3) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

      (b) Upon the occurrence of any Event of Default described in Section 10.1(k) as to the Borrower:

        (1) the Commitments to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

        (2) an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral under the Security Agreement; and

        (3) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

      (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

      (d) In addition to any other rights and remedies, if an Event of Default occurs prior to the Completion Date, the Administrative Agent and the Lenders shall have the right to (i) obtain the appointment of a receiver to take possession of the Project (and Borrower agrees not to contest the appointment of such receiver except in good faith) and (ii) take such steps as the Administrative Agent and the Lenders reasonably deem necessary or appropriate to complete construction of the Project, including making any changes to the Construction Plans, Construction Budget or Construction Timetable and/or terminating or amending any of the Architect Contracts,

  Construction Contracts or any other contract or arrangement related to the Project; provided, however, that the Administrative Agent shall be responsible for any breach of contract resulting from any such change, termination or amendment. Any such action shall not be construed as an assumption of responsibility by the Administrative Agent or the Lenders to complete the Project, and such steps may be discontinued at any time. Any such action shall not be construed to make the Administrative Agent or the Lenders a partner or joint venturer with Borrower. All amounts expended by the Administrative Agent and the Lenders for the completion of the Project shall be deemed additional Advances and shall be secured by the Collateral Documents.

      (e) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate payment Obligations owed to each Lender under the Loan Documents bear to the aggregate payment Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's payment Obligations hereunder and under the Notes, payments of the proceeds from the exercise of the Lenders' rights and remedies shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due the Lenders under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments of the proceeds from the exercise of the Lenders' rights and remedies will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity for the collection or recovery of all unpaid payment Obligations.

Article 11

THE ADMINISTRATIVE AGENT

    11.1  Appointment and Authorization.  Subject to Section 11.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

    11.2  Administrative Agent and Affiliates.  Bank of America, N.A. (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" includes Bank of America, N.A. in its individual capacity. Bank of America, N.A. (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Bank of America, N.A. (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

    11.3  Proportionate Interest in any Collateral.  The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 10.2(d), each Lender shall have an interest in the Lenders' interest in the Collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders, except that Obligations owed to any Lender (or Affiliate of a Lender) under a Secured Swap Agreement shall be secured on a pari passu basis with all other Obligations up to an amount equal to the Administrative Agent's then customary credit risk factor for Swap Agreements times the notional amount of Indebtedness covered by such Secured Swap Agreement and shall be secured on a subordinate basis as to amounts in excess of such amount.

    11.4  Lenders' Credit Decisions.  Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the

Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

    11.5  Action by Administrative Agent.

      (a) Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

      (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

      (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

      (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 12.2) fail, for ten Business Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

      (e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 12.2), notwithstanding any other provision hereof.

    11.6  Liability of Administrative Agent.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

      (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender.

      (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or its Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

      (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents.

      (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or the Property, books or records of Borrower or its Subsidiaries.

      (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral.

      (f)  Will not incur any liability to any Lender by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties.

      (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or their Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

    11.7  Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Commitments have then been terminated), indemnify and hold the Administrative Agent, the Co-Agents, the Documentation Agent and their respective directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent, the Co-Agents and the Documentation Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent of Co-Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender's Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by Section 12.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of its Subsidiaries, it shall return the amounts paid to it by the Lenders in respect of such amount.

    11.8  Successor Administrative Agent.  The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor Administrative Agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 11, and Sections 12.3, 12.11 and 12.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if (a) the Administrative Agent has not been paid its agency fees under Section 3.6 or has not been reimbursed for any expense reimbursable to it under Section 12.3, in either case for a period of at least one year and (b) no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.

    11.9  Foreclosure on Collateral.  In the event of foreclosure or enforcement of the Lien created by any of the Collateral Documents, title to the Collateral covered thereby shall be taken and held by the Administrative Agent (or an Affiliate or designee thereof) pro rata for the benefit of the Lenders in accordance with the Obligations outstanding to each of them and shall be administered in accordance with the standard form of collateral holding participation agreement used by the Administrative Agent in comparable syndicated credit facilities, which form shall be reasonably acceptable to the Requisite Lenders.

    11.10  Subordination, Non-Disturbance and Attornment Agreements.  The Administrative Agent is hereby authorized (but shall not be obligated to), to execute and deliver Subordination, Non-Disturbance and Attornment Agreements substantially in the form of Exhibit G hereto with Borrower, any relevant Subsidiaries thereof and their commercial tenants without prior notice to or consent by the Lenders, and may following not less than two Business Day's notice to each Lender with a copy of the proposed agreement (unless the Requisite Lenders object thereto during such period), enter into Subordination, Non-Disturbance and Attornment Agreements and other related agreements which are in a form acceptable to the Administrative Agent.

    11.11  No Obligations of Borrower.  Nothing contained in this Article 11 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

Article 12

MISCELLANEOUS

    12.1  Cumulative Remedies; No Waiver.  The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 9 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived as provided in Section 12.2 in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Loan.

    12.2  Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any of its Subsidiaries is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to Article 11, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

      (a) To (i) change the principal of, or the amount of principal of, or the amount of principal prepayments of, any Note or to forgive or reduce the amount of any reimbursement payments due with respect to any Letter or Credit, (ii) decrease the rate of interest payable on any Note without the consent of the holder thereof, (iii) increase the amount or percentage of the Pro Rata Share of any Lender or decrease the amount of any commitment fee payable to any Lender, in each case without the consent of that Lender, or (iv) decrease the amount of any other fee or amount payable to any Lender under the Loan Documents without the consent of that Lender, or (v) waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

      (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note (including the Swing Line Note), any amount payable to reimburse any drawing under any Letter of Credit or any installment of any commitment fee, or to extend the term of either of the Commitments.

      (c) To release or amend the Completion Guaranty, the Make-Well Agreement, the Greenspun Pledge Agreement, the Indemnity Agreement, the Subsidiary Guaranty, or any material portion of the Collateral, or amend any provision of the Loan Agreement, the amendment of which would have the effect of deferring or reducing any payment which would otherwise become due under the Make-Well Agreement, except as expressly provided for in any Loan Document (provided that the Administrative Agent is authorized to release the Lien created by the Collateral Documents on (i) assets secured by Indebtedness permitted by Section 6.9(f), (ii) assets which are the subject of a Disposition permitted by Section 6.1, and (iii) assets the sale, transfer or other disposition of which is not a Disposition, and shall do so upon request of Borrower subject to such reasonable and customary requirements as the Administrative Agent may specify);

      (d) To amend the provisions of the definition of "Reduction Amount," "Reduction Date," "Requisite Lenders," "Maturity Date," "Quarterly Payment Date" or "Completion Date"; or

      (e) To amend or waive this Section 12.2, or Sections 6.4, 11.9 or 12.10; or

      (f)  To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

    It is further agreed that the approval of Lenders having Pro Rata shares of at least 80% of the Commitments shall be required for any waiver or amendment of the provisions of this Agreement requiring the Completion Date to occur prior to February 1, 2002 and which amendment or waiver is occasioned or caused by the failure of the Completion Date to occur prior to February 1, 2002 which results in whole or in part from the Project not being "Legally Open" (as defined in the Completion Guaranty) on that date due to the Project not having the requisite Entitlements (as defined in the Indemnity). Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

    12.3  Costs, Expenses and Taxes.  Borrower shall pay within five Business Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by Borrower, the administrative costs of the Administrative Agent reasonably attributable thereto. Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by its overall net income imposed on it by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in 12.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 12.3 shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

    12.4  Nature of Lenders' Obligations.  The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share of the Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

    12.5  Survival of Representations and Warranties.  All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

    12.6  Notices.  Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section, and with a copy to all persons designated on such signature pages as being entitled to copies. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt, if given by mail; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

    12.7  Execution of Loan Documents.  Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

    12.8  Binding Effect; Assignment.

      (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Any attempted assignment by Borrower in contravention of this Section 12.8(a) shall be null and void. Each Lender represents that it is not acquiring its Notes with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Notes must be within the control of such Lender). Any Lender may at any time pledge its Notes or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

      (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by each of the Administrative Agent and (if no Event of Default then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Commitments that is equivalent to less than $3,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its relevant Notes) to such assignee Lender, Notes evidencing that assignee Lender's Pro Rata Share, and to the assigning Lender, a Note or Notes evidencing the remaining balance Pro Rata Share of the Commitments, if any, retained by the assigning Lender.

      (c) By executing and delivering an Assignment Agreement, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

      (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment Agreement delivered to it and a register (the "Register") of the names and address of each of the Lenders and the Pro Rata Share held by each Lender, giving effect to each

  Assignment Agreement. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment Agreement executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, notify the Borrower of the effectiveness thereof. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share.

      (e) Each Lender may from time to time grant participations to one or more Lenders or other financial institutions (including another Lender) in a portion of its Pro Rata Share; provided, however, that (i) such Lender notifies the Administrative Agent and Borrower in writing at least five Business Days in advance of granting such a participation, which notice shall identify the proposed participant, (ii) the proposed participant (if not then a Lender or an Affiliate of the granting Lender) shall be approved by each of the Administrative Agent and (if no Event of Default then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed), (iii) such Lender's obligations under this Agreement shall remain unchanged, (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (v) the participating Lenders or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 12.3, 12.11 and 12.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (vi) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (vii) the participation interest shall be expressed as a percentage of the granting Lender's Pro Rata Share as it then exists and shall not restrict an increase in the Commitments, or in the granting Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (viii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend any Reduction Date, the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes in which such participant has an interest, or (D) release the Completion Guaranty, the Make-Well Agreement, the Greenspun Pledge Agreement, or any material portion of the Collateral (except as otherwise expressly provided for in any Loan Document).

      (f)  Notwithstanding anything in this Section 12.8 to the contrary, the rights of the Lenders to make assignments of, and grant participations in, their Pro Rata Shares of the Commitments shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws, and to compliance with applicable securities laws.

    12.9  Right of Setoff.  If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may (a) exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and

(b) to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

    12.10  Sharing of Setoffs.  Each Lender severally agrees that if it, through the exercise of any right of setoff, Lender's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 12.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

    12.11  Indemnity by Borrower.  Borrower agrees to indemnify, save and hold harmless the Administrative Agent, the Co-Agents, the Documentation Agent and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 12.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 12.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

    12.12  Nonliability of the Lenders.  Borrower acknowledges and agrees that:

      (a) Any inspections of any Property of Borrower made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

      (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

      (c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

      (d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 12.11 from any such loss, damage, liability or claim.

    12.13  No Third Parties Benefitted.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent's and the Lenders' successors and assigns. Except as provided in Sections 12.8, 12.11, and 12.14 no other Person shall have any rights of any nature hereunder or by reason hereof.

    12.14  Confidentiality.  Each Lender agrees to hold any confidential information that it may receive from Borrower, Station, GCR Gaming and their respective Affiliates pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders; (b) to legal counsel and accountants for Borrower, Station, GCR Gaming, their Affiliates or any Lender; (c) to other professional advisors to Borrower, Station, GCR Gaming, their Affiliates or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement with provisions substantially similar to this Section 12.14; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Board having regulatory jurisdiction over Borrower or its Subsidiaries or over Station, GCR Gaming or their respective Affiliates, provided that each Lender agrees to notify the affected party of any such disclosure unless prohibited by applicable Laws; (f) as required by Law or legal process, provided that each Lender agrees to notify the affected party of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower, GCR Gaming, Station or their respective Affiliates are adverse parties; (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement with provisions substantially similar to this Section 12.14; (h) to the National Association of Insurance Commissioners; and (i) to a nationally-recognized credit rating agency provided that each Lender agrees to notify the affected party of any such disclosures. For purposes of the foregoing, "confidential information" shall mean any information respecting a Person reasonably considered by that Person to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by that Person to any other Person not associated with the disclosing Person without a confidentiality agreement or obligation substantially similar to this Section 12.14. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to any Person.

    12.15  Further Assurances.  Borrower and its Subsidiaries shall, at their expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Collateral Document.

    12.16  Integration.  This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2, 3.4 and 3.5, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

    12.17  Governing Law.  Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of California applicable to contracts made and performed in California.

    12.18  Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    12.19  Headings.  Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

    12.20  Time of the Essence.  Time is of the essence of the Loan Documents.

    12.21  Foreign Lenders and Participants.  Each Lender that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 12.8, if applicable) two duly completed copies, signed by a Responsible Official, of a United States Internal Revenue Service Form W8-ECI or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Lender. Thereafter and from time to time, each such Lender shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower or the Administrative Agent becomes aware that a participation has been granted pursuant to Section 12.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender. The foregoing three sentences of this Section 12.21 apply to any Lender that is a "bank" within the meaning of Section 88(c)(3)(A) of the Code. With respect to any Lender that is not a "bank" within the meaning of Section 88(c)(3)(A) of the Code that intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payment of "portfolio interest," such a Lender shall deliver to Borrower (with a copy to the Administrative Agent) a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments of interest by Borrower under this Agreement and the other Loan Documents).

    12.22  Hazardous Material Indemnity.  Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.18 and 5.10) shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 12.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

    12.23  Gaming Compliance.

      (a) The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.

      (b) This Agreement and all other Loan Documents are subject to the Gaming Laws. The Administrative Agent and each of the Lenders acknowledge and understand that (a) they are subject to being called forward by the Gaming Boards, in their discretion, for licensing or a finding of suitability as a lender to a gaming licensee; (b) all rights, remedies and powers in or under this Agreement and the other Loan Documents with respect to Collateral (including Member Pledged Collateral) and the ownership and operation of gaming facilities may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of the Gaming Laws; and (c) all provisions of this Agreement and the other Loan Documents relative to Collateral (including Member Pledged Collateral) and the ownership and operation of gaming facilities are intended to be subject to the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Loan Documents invalid or unenforceable, in whole or in part.

      (c) Subject to the release of any Collateral as contemplated by any of the Loan Documents, the Administrative Agent (or one or more agents or sub-agents of the Administrative Agent) shall, to the extent required by applicable Gaming Laws, retain possession of all Member Pledged Collateral delivered to it within the State of Nevada at a location designated to the Gaming Boards.

    12.24  Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

    12.25  Purported Oral Amendments.  BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 12.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

[THIS SPACE INTENTIONALLY LEFT BLANK—SIGNATURE PAGES TO FOLLOW]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GREEN VALLEY RANCH GAMING, LLC, a Nevada limited liability company
By:	GV Ranch Station, Inc. Its: Manager and a Member
	By:	/s/ Glenn C. Christenson
Name: Glenn C. Christenson
Title: Senior Vice President
By:	GCR Gaming, LLC Its: Member
	By:	/s/ Brian Lee Greenspun
Name: Brian Lee Greenspun
Title: Manager
Address for Borrower:
c/o Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, Nevada 89102
Attn: Glenn C. Christenson Executive Vice President
Telecopier: (702) 367-2424 Telephone: (702) 367-2484
With a copy to
GCR Gaming, LLC c/o Phil Peckman 901 North Green Valley Parkway Suite 200 Henderson, Nevada 89014
Telephone: (702) 458-8855 Telecopier: (702) 259-4146

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Janice Hammond Janice Hammond Vice President
Address:
Bank of America, N.A. Agency Management #12048 CA9-706-11-03 555 South Flower Street, 11th Floor Los Angeles, California 90071
Attn: Janice Hammond Vice President
Telecopier: (213) 228-2299 Telephone: (213) 228-9861

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Scott L. Faber Scott L. Faber Managing Director
Address:
Bank of America, N.A. CA9-706-11-01 555 South Flower Street, 11th Floor Los Angeles, California 90071
Attn: Scott L. Faber Managing Director
Telecopier: (213) 228-2641 Telephone: (213) 228-2768
With a copy to:
Bank of America, N.A. CA9-706-11-01 555 South Flower Street, 11th Floor Los Angeles, California 90071
Attn: William Newby Managing Director
Telecopier: (213) 228-3145 Telephone: (213) 228-2438

BANKERS TRUST COMPANY
By:	/s/ Linda Wang
Title:	Vice President
Address for notices:
Bankers Trust Company 130 Liberty Street, Mail Stop 2252 New York, New York 10006
Attn.: George R. Reynolds
Facsimile: (212) 669-0743 Telephone: (212) 250-2863

BANK OF SCOTLAND
By:	/s/ Joseph Fratus Joseph Fratus
Title:	Vice President
Address for notices:
Bank of Scotland New York Branch 565 Fifth Avenue New York, New York 10017
Attn.: Joseph Fratus, Vice President
Facsimile: (212) 557-9460 Telephone: (212) 450-0837

LEHMAN COMMERCIAL PAPER, INC.
By:	/s/ Michele Swanson
Title:	Authorized Signatory
Address for notices:
Lehman Commercial Paper, Inc. c/o Simpson Thatcher & Bartlett 425 Lexington Avenue, Suite 2533 New York, New York 10017 Attention: Michelle Swanson
Attn.: Paul Cugno
Facsimile: (212) 455 2502 Attention: Lehman Loan Group, Suite 2533 Telephone: (212) 455 7564

WELLS FARGO BANK, N.A.
By:	/s/ Clark A. Wood Clark A. Wood
Title:	Vice President
Address for notices:
Wells Fargo Bank, N.A. Gaming Division, Fourth Floor 3800 Howard Hughes Parkway Las Vegas, NV 89109
Attn.: Clark A. Wood, Vice President
Facsimile: (702) 791-6365 Telephone: (702) 791-6351

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EXHIBIT 4.2
REDUCING REVOLVING LOAN AGREEMENT
TABLE OF CONTENTS
REDUCING REVOLVING LOAN AGREEMENT
Article 1 DEFINITIONS AND ACCOUNTING TERMS
Article 2 LOANS AND LETTERS OF CREDIT
Article 3 PAYMENTS AND FEES
Article 4 REPRESENTATIONS AND WARRANTIES
Article 5 AFFIRMATIVE COVENANTS OTHER THAN INFORMATION ANDREPORTING REQUIREMENTS
Article 6 NEGATIVE COVENANTS
Article 7 CONSTRUCTION PERIOD COVENANTS
Article 8 INFORMATION AND REPORTING REQUIREMENTS
Article 9 CONDITIONS
Article 10 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT
Article 11 THE ADMINISTRATIVE AGENT
Article 12 MISCELLANEOUS